Exhibit 10.1

Published CUSIP Number: 98310TAM7

$325,000,000

CREDIT AGREEMENT

Dated as of March 24, 2016

among

WYNDHAM WORLDWIDE CORPORATION,
as Borrower
THE LENDERS REFERRED TO HEREIN,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,
WELLS FARGO BANK, NATIONAL ASSOCIATION
and
BANK OF AMERICA, N.A.,
as Co-Syndication Agents,

JPMORGAN CHASE BANK, N.A.,
WELLS FARGO SECURITIES, LLC
and
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as Joint Lead Arrangers and Joint Bookrunners

i

SCHEDULES
2.1	Commitments
3.16	Material Subsidiaries

EXHIBITS
A	Form of Opinion of Kirkland & Ellis LLP
B	Form of Assignment and Acceptance
C	Form of Compliance Certificate
D	Form of Borrowing Request
E	Form of New Lender Supplement
F	Form of Loan Increase Supplement
G	Form of Solvency Certificate
H	Form of U.S. Tax Compliance Certificates
I	Form of Interest Election Request

CREDIT AGREEMENT, dated as of March 24, 2016, among WYNDHAM WORLDWIDE CORPORATION, a Delaware corporation (the “Borrower”), the lenders party to this Agreement from time to time (the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION and BANK OF AMERICA, N.A., as co-syndication agents (the “Syndication Agents”), and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”; and together with the Syndication Agents, the “Agents”) for the Lenders.
The parties hereto hereby agree as follows:

1.	DEFINITIONS
For the purposes hereof unless the context otherwise requires, the following terms shall have the meanings indicated, all accounting terms not otherwise defined herein shall have the respective meanings accorded to them under GAAP and all terms defined in the New York Uniform Commercial Code and not otherwise defined herein shall have the respective meanings accorded to them therein:
“Act” shall have the meaning assigned to such term in Section 10.16.
“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.
“ABR Loan” shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Section 2.
“Adjusted LIBO Rate” shall mean, with respect to any Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such interest period multiplied by (b) the Statutory Reserve Rate.
“Administrative Agent” is defined in the preamble and includes each other Person appointed as the successor Administrative Agent pursuant to Section 8.10.
“Affiliate” shall mean as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person shall be deemed to be “controlled by” another if such latter Person possesses, directly or indirectly, power either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors of such controlled Person or (ii) direct or cause the direction of the management and policies of such controlled Person whether by contract or otherwise.
“Agents” is defined in the preamble.
“Agreement” shall mean, on any date, this Credit Agreement as originally in effect on the Closing Date and as thereafter from time to time amended, supplemented, amended and restated or otherwise modified and in effect on such date.
“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month interest period on such day (or if such day is not a business day, the immediately preceding business day) plus 1%, provided that, the Adjusted LIBO Rate for any day shall be based on the LIBO Rate at approximately 11:00 a.m. London time on such day, subject to the interest rate floor set forth in the definition of the term “LIBO Rate.” Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO

Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively.
“Applicable Law” shall mean, with respect to any Person, all provisions of statutes, rules, regulations and orders of governmental bodies or regulatory agencies applicable to such Person, and all binding orders and decrees of all courts and arbitrators in proceedings or actions in which the Person in question is a party or is subject.
“Applicable Margin” shall mean, at any date or any period of determination, the Applicable Margin that would be in effect on such date or during such period pursuant to the applicable chart set forth in Section 2.24 based on the rating of the Borrower’s senior non-credit enhanced unsecured long-term debt.
“Applicable Percentage” shall mean, as to any Lender at any time, the percentage of the Facility represented by (i) on or prior to the Closing Date, such Lender’s Commitment at such time and (ii) thereafter, the principal amount of such Lender’s Loans at such time. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.1 or in the Assignment and Acceptance or New Lender Supplement pursuant to which such Lender becomes a party hereto, as applicable.
“Assignment and Acceptance” shall mean an agreement in substantially the form of Exhibit B hereto, executed by the assignor, assignee and the other parties as contemplated thereby or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.3), and accepted by the Administrative Agent.
“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Basis Point” shall mean 1/100th of 1%.
“Board” shall mean the Board of Governors of the Federal Reserve System.
“Bookrunners” shall mean, collectively, JPMorgan Chase Bank, N.A., Wells Fargo Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated in their capacities as joint bookrunners.
“Borrower” is defined in the preamble.
“Borrower Materials” shall have the meaning assigned to such term in the last paragraph of Section 5.1.
“Borrowing” shall mean a group of Loans (including any Incremental Term Loans made pursuant to Section 2.16) of a single Interest Rate Type made by the Lenders on a single date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.
“Borrowing Request” shall mean a request for a Borrowing made pursuant to Section 2.3 substantially in the form of Exhibit D.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
“Capital Lease” shall mean as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.
“Cash Equivalents” shall mean any of the following, to the extent acquired for investment and not with a view to achieving trading profits: (i) obligations fully backed by the full faith and credit of the United States of America maturing not in excess of twelve months from the date of acquisition, (ii) commercial paper maturing not in excess of twelve months from the date of acquisition and rated at least “P-1” by Moody’s or “A-1” by S&P on the date of such acquisition, (iii) the following obligations of any Lender or any domestic commercial bank having capital and surplus in excess of $500,000,000, which has, or the holding company of which has, a commercial paper rating meeting the requirements specified in clause (ii) above: (a) time deposits, certificates of deposit and acceptances maturing not in excess of twelve months from the date of acquisition, or (b) repurchase obligations with a term of not more than thirty days for underlying securities of the type referred to in clause (i) above, (iv) money market funds that invest exclusively in interest bearing, short-term money market instruments and adhere to the minimum credit standards established by Rule 2a-7 of the Investment Company Act of 1940 (17 C.F.R. §270.2A-7 (April 1, 2004), and (v) municipal securities: (a) for which the pricing period in effect is not more than twelve months long and (b) rated at least “P-1” by Moody’s or “A-1” by S&P. Notwithstanding the foregoing, auction rate securities shall not constitute Cash Equivalents.
“Cendant” shall mean Cendant Corporation, a Delaware corporation.
“Change in Control” shall mean (i) the acquisition by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the Closing Date), directly or indirectly, beneficially or of record, of ownership or control of in excess of 35% of the voting common stock of the Borrower on a fully diluted basis at any time or (ii) if at any time, individuals who on the Closing Date constituted the Board of Directors of the Borrower (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Borrower, as the case may be, was approved by a vote of the majority of the directors then still in office who were either directors on the Closing Date or whose election or a nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Borrower then in office.
“Closing Date” shall mean the date on which the conditions precedent set forth in Section 4.1 have been satisfied or waived.

“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Commitment” shall mean with respect to any Lender, the commitment of such Lender to make a Term Loan on the Closing Date in an amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 2.1 hereto.
“Confidential Information” shall mean information concerning the Borrower, its Subsidiaries or its Affiliates which is non-public, confidential or proprietary in nature, or any information that is marked or designated confidential by or on behalf of the Borrower, which is furnished to any Lender by the Borrower or any of its Affiliates directly or through the Administrative Agent in connection with this Agreement or the transactions contemplated hereby (at any time on, before or after the date hereof), together with all analyses, compilations or other materials prepared by such Lender or its respective directors, officers, employees, agents, auditors, attorneys, consultants or advisors which contain or otherwise reflect such information.
“Consolidated Assets” shall mean, at any date of determination, the total assets of the Borrower and its Consolidated Subsidiaries determined in accordance with GAAP.
“Consolidated Audited Financial Statements” shall have the meaning assigned to such term in Section 3.4.
“Consolidated EBITDA” shall mean, without duplication, for any period for which such amount is being determined, the sum of the amounts for such period of (i) Consolidated Net Income, (ii) provision for taxes based on income, (iii) depreciation expense, (iv) Consolidated Interest Expense, (v) amortization expense, (vi) payments in an aggregate amount not to exceed $35,000,000 during any Rolling Period that arise out of or in connection with the Spin-Off including those made in respect of legacy Cendant expense reimbursement obligations, (vii) cash restructuring charges in an aggregate amount not to exceed $35,000,000 after the Closing Date taken in connection with publicly announced business and operation restructurings provided that any such restructuring charges taken in any fiscal quarter shall, for purposes of calculating Consolidated EBITDA, be deemed to be taken 25% in such fiscal quarter and 25% in each of the following three fiscal quarters and (viii) other non-cash items reducing Consolidated Net Income, minus (plus) (ix) any non-recurring gains (losses) on business exit activities outside the ordinary course of business if such gains (losses) are included in Consolidated Net Income) minus (x) any cash expenditures during such period in excess of $25,000,000 to the extent such cash expenditures (A) did not reduce Consolidated Net Income for such period and (B) were applied against reserves that constituted non-cash items which reduced Consolidated Net Income during prior periods (including reserves established upon the consummation of the Spin-Off), all as determined on a consolidated basis for the Borrower and its Consolidated Subsidiaries in accordance with GAAP; provided that to the extent the aggregate amount of cash expenditures referred to in clause (x) above exceeds $50,000,000 in any period of measurement, such amounts may be spread ratably over the period being measured and the periods of measurement for the subsequent three fiscal years, provided, however, that in any annual measurement period the maximum amount being spread may not exceed $100,000,000 and any excess over that amount must be reflected fully in the relevant measurement period. Notwithstanding the foregoing, in calculating Consolidated EBITDA pro forma effect shall be given to each (1) acquisition of a Consolidated Subsidiary or any other entity acquired by the Borrower or any of its Consolidated Subsidiaries in a merger, where the purchase price or merger consideration exceeds $25,000,000 during such period and (2) disposition property by the Borrower and its Consolidated Subsidiaries yielding gross profits in excess of $25,000,000 during such period as if such acquisition or disposition had been made on the first day of such period.

“Consolidated Interest Coverage Ratio” shall mean, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.
“Consolidated Interest Expense” shall mean for any period for which such amount is being determined, total interest expense paid or payable in cash (including that properly attributable to Capital Leases in accordance with GAAP but excluding in any event (x) all capitalized interest and amortization of debt discount and debt issuance costs and (y) debt extinguishment costs) of the Borrower and its Consolidated Subsidiaries on a consolidated basis including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net cash costs (or minus net profits) under Interest Rate Protection Agreements minus, without duplication, any interest income of the Borrower and its Consolidated Subsidiaries on a consolidated basis during such period. Notwithstanding the foregoing, interest expense in respect of any Securitization Indebtedness or any Non-Recourse Indebtedness shall not be included in Consolidated Interest Expense.
“Consolidated Leverage Ratio” shall mean, as of the last day of any period, the ratio of (a) Consolidated Total Indebtedness on such day to (b) Consolidated EBITDA for such period.
“Consolidated Net Income” shall mean, for any period for which such amount is being determined, the net income (or loss) of the Borrower and its Consolidated Subsidiaries during such period determined on a consolidated basis for such period taken as a single accounting period in accordance with GAAP, provided that there shall be excluded (i) income (loss) of any Person (other than a Consolidated Subsidiary of the Borrower) in which the Borrower or any of its Consolidated Subsidiaries has any equity investment or comparable interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or its Consolidated Subsidiaries by such Person during such period, (ii) the income of any Consolidated Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by that Consolidated Subsidiary of the income is not at the time permitted by operation of the terms of its charter, or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Consolidated Subsidiary, (iii) any extraordinary after-tax gains and (iv) any extraordinary or unusual pretax losses (including indemnity obligations incurred or liabilities assumed in connection with the Spin-Off).
“Consolidated Net Worth” shall mean, as of any date of determination, all items which in conformity with GAAP would be included under shareholders’ equity on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.
“Consolidated Subsidiaries” shall mean all Subsidiaries of the Borrower that are required to be consolidated with the Borrower for financial reporting purposes in accordance with GAAP.
“Consolidated Total Indebtedness” shall mean (i) the total amount of Indebtedness of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis using GAAP principles of consolidation, which is, at the dates as of which Consolidated Total Indebtedness is to be determined, includable as liabilities on a consolidated balance sheet of the Borrower and its Subsidiaries, plus (ii) without duplication of any items included in Indebtedness pursuant to the foregoing clause (i), Indebtedness of others which the Borrower or any of its Consolidated Subsidiaries has directly or indirectly assumed or guaranteed (but only to the extent so assumed or guaranteed) or otherwise provided credit support therefor, including without limitation, Guaranty Obligations; provided that, for purposes of this definition, Indebtedness shall not include (1) Guaranty Obligations and contingent liabilities incurred or assumed in connection with the Spin-Off (including those determined in accordance with FIN 45 and SFAS), (2) Securitization Indebtedness, (3)  the aggregate undrawn amount of outstanding Letters of Credit (as defined in the Existing Revolving Credit Agreement), (4) Non-Recourse Indebtedness, or (5) obligations incurred under any derivatives transaction entered into in the ordinary course of business pursuant to hedging programs. In addition, for purposes of this definition, the amount of Indebtedness at any time shall be reduced (but not to less than zero) by the amount of Excess Cash.
“Debtor Relief Law” shall mean the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions form time to time in effect and affecting the rights of creditors generally.
“Default” shall mean any event, act or condition, which with notice or lapse of time, or both, would constitute an Event of Default.
“Defaulting Lender” shall mean, subject to Section 2.31, any Lender that (a) has failed to (i) fund all or any portion of a Loan to be made by it hereunder within two Business Days of the date such Loan was required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.31(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination.
“Disclosed Matters” shall mean public filings with the Securities and Exchange Commission made by the Borrower or any of its Subsidiaries on Form S-4, Form 8-K, Form 10-Q, Form 10-K or Form 10 (as filed at least three days prior to the Closing Date, as applicable) or any successor form.
“Dollars” and “$” shall mean lawful money of the United States of America.
“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;
“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” shall mean (i) any Lender, (ii) an Affiliate of any Lender and (iii) any other Person approved by the Administrative Agent and the Borrower (such approvals not to be unreasonably withheld or delayed) provided the consent of the Borrower shall not be required so long as an Event of Default has occurred and is continuing; provided that “Eligible Assignee” shall not include (a) any natural person, or (b) any Defaulting Lender or any of its Subsidiaries or any parent company thereof, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (b), (c) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or (d) the Borrower or any of its Subsidiaries or controlled Affiliates.
“Environmental Law” shall mean all laws, rules, orders, regulations, statutes, ordinances, codes, decrees, judgments, injunctions, notices or requirements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters, including without limitation, the Clean Water Act also known as the Federal Water Pollution Control Act (“FWPCA”) 33 U.S.C. § 1251 et seq., the Clean Air Act (“CAA”), 42 U.S.C. §§ 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act (“FIFRA”), 7 U.S.C. §§ 136 et seq., the Surface Mining Control and Reclamation Act (“SMCRA”), 30 U.S.C. §§ 1201 et seq., the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., the Superfund Amendment and Reauthorization Act of 1986 (“SARA”), Public Law 99‑499, 100 Stat. 1613, the Emergency Planning and Community Right to Know Act (“ECPCRKA”), 42 U.S.C. § 11001 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., the Occupational Safety and Health Act as amended (“OSHA”), 29 U.S.C. § 655 and § 657, together, in each case, with any amendment thereto, and the regulations adopted and binding publications promulgated thereunder and all substitutions thereof.

“Environmental Liabilities” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as such Act may be amended from time to time, and the regulations promulgated thereunder.
“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder as in effect on the date hereof (other than an event for which the 30‑day notice period is waived pursuant to regulations as in effect on the date hereof) with respect to a Plan; (b) the failure by any Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (c) a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization, or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA).
“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” shall have the meaning given such term in Section 7 hereof.
“Excess Cash” shall mean all cash and Cash Equivalents of the Borrower and its Consolidated Subsidiaries at such time determined on a consolidated basis in accordance with GAAP in excess of $10,000,000.
“Excluded Taxes” shall mean, with respect to any Lender, the Administrative Agent or any other recipient of payment to be made by or on account of any obligation of the Borrower hereunder or under any Fundamental Document, (a) income taxes and franchise taxes based on (or measured by) its net income or net profits (or franchise taxes imposed in lieu of net income taxes) imposed on such Lender or other recipient as a result of a present or former connection between such Lender or such recipient and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment hereunder, or enforced, this Agreement), (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any jurisdiction described in clause (a) above, (c) any withholding tax that is imposed on amounts payable to such Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, at the time such Lender becomes a party to this Agreement (or designates a new Lending Office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.23(a), (d) Taxes attributable to such Lender’s failure to comply with Section 2.23(e), (e) any Taxes imposed as a result of such Lender’s gross negligence or willful misconduct and (f) any U.S. federal withholding Taxes imposed pursuant to FATCA.
“Existing Revolving Credit Agreement” shall mean the Credit Agreement dated as of March 26, 2015 among the Borrower, the lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as syndication agent, Compass Bank, Credit Suisse AG, Cayman Islands Branch, Deutsche Bank AG, New York Branch, SunTrust Bank, The Bank of Nova Scotia, The Royal Bank of Scotland plc, U.S. Bank National Association Wells Fargo Bank, N.A., Barclays Bank plc, Goldman Sachs Bank USA and The Bank of Tokyo Mitsubishi UFJ, Ltd., as co-documentation agents, and Bank of America, N.A., as administrative agent, as amended, supplemented, amended and restated or otherwise modified or refinanced or replaced.
“Facility” shall mean at any time, (a) on or prior to the Closing Date, the aggregate amount of the Commitments of all Lenders at such time and (b) thereafter, the aggregate outstanding principal amount of the Loans of all Lenders at such time. The Facility on the Closing Date is $325,000,000.
“Facility Increase Notice” shall have the meaning assigned to such term in Section 2.16(b).
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Effective Rate” shall mean, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding business day by the NYFRB as the federal funds effective rate.
“Foreign Lender” shall mean (a) if the Borrower is a U.S. Person, a Lender or Administrative Agent that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender or Administrative Agent that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fundamental Documents” shall mean this Agreement, any Notes and any Compliance Certificate which is required to be executed by the Borrower pursuant to Section 5.1(c) and delivered to the Administrative Agent in connection with this Agreement.
“Funding Office” shall mean the office of the Administrative Agent specified in Section 10.1 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.
“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree upon written request of the Borrower or Administrative Agent, as applicable, to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. If an agreement to amend cannot be made after 45 days following delivery of such written request, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the Securities and Exchange Commission.
“Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Granting Lender” shall have the meaning assigned to such term in Section 10.3(k).
“Guaranty Obligation” shall mean any obligation, contingent or otherwise, of the Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, however, that in calculating the amount of any Guaranty Obligation for any purpose under this Agreement, the amount of such Guaranty Obligation shall be limited to the extent necessary so that such amount does not exceed the value of the assets of such Person (as reflected on a consolidated balance sheet of such Person prepared in accordance with GAAP) to which any creditor or beneficiary of such Guaranty Obligation would have recourse. Notwithstanding the foregoing definition, the term “Guaranty Obligation” shall not include any direct or indirect obligation of a Person as a general partner of a general partnership or a joint venturer of a joint venture in respect of Indebtedness of such general partnership or joint venture, to the extent such Indebtedness is contractually non‑recourse to the assets of such Person as a general partner or joint venturer (other than assets comprising the capital of such general partnership or joint venture). The term “Guaranty Obligation” shall not include endorsements for collection or deposit in the ordinary course of business.
“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Impacted Interest Period” shall have the meaning assigned to such term in the definition of “LIBO Rate.”
“Increase Effective Date” shall have the meaning assigned to such term in Section 2.16(c).
“Incremental Term Loan” shall have the meaning assigned to such term in Section 2.16(c).
“Indebtedness” shall mean (without double counting), at any time and with respect to any Person, (i) indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of property or services purchased (other than amounts constituting account payables arising in the ordinary course and payable within 180 days); (ii) indebtedness of others of the type described in clause (i), (iii), (iv) or (v) of this definition of Indebtedness, which such Person has directly or indirectly assumed or guaranteed (but only to the extent so assumed or guaranteed) or otherwise provided credit support therefor, including without limitation, Guaranty Obligations; (iii) indebtedness of others secured by a Lien on assets of such Person, whether or not such Person shall have assumed such indebtedness (but only to the extent of the fair market value of such assets); (iv) obligations of such Person in respect of letters of credit, acceptance facilities, or drafts or similar instruments issued or accepted by banks and other financial institutions for the account of such Person (other than account payables arising in the ordinary course and payable within 180 days); or (v) obligations of such Person under Capital Leases.
“Indemnified Party” shall have the meaning assigned to such term in Section 10.5.
“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Insolvent” shall mean, with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.
“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.8.
“Interest Payment Date” shall mean, (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any LIBOR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a LIBOR Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” shall mean, as to any LIBOR Borrowing, the period commencing on the date of such Borrowing, and ending on the numerically corresponding day (or, if there is no numerically corresponding day or if the date of the LIBOR Borrowing is the last day of any month, on the last day) in the calendar month that is 1, 2, 3, 6 or, subject to each Lender’s approval, 12 months thereafter, as the Borrower may elect; provided that, for any LIBOR Borrowing made on the Closing Date, the Borrower may elect a period that is one week, commencing on the Closing Date and ending on March 31, 2016; provided, however, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a LIBOR Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement or other similar financial agreement or arrangement.
“Interest Rate Type” when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, “Rate” shall include the Adjusted LIBO Rate and the Alternate Base Rate.
“Interpolated Rate” shall mean, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available for Dollars) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, at such time.
“IRS” shall mean the United States Internal Revenue Service.
“Lender and “Lenders” is defined in the preamble and includes any assignee of a Lender permitted pursuant to Section 10.3(b).
“Lending Office” shall mean, with respect to any of the Lenders, the domestic or foreign branch or branches (or affiliate or affiliates) from which any such Lender’s LIBOR Loans or ABR Loans, as the case may be, are made or maintained and for the account of which all payments of principal of, and interest on, such Lender’s LIBOR Loans or ABR Loans are made, as notified to the Administrative Agent from time to time.
“LIBO Rate” shall mean, with respect to any LIBOR Loan for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided further that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes hereof.
“LIBO Screen Rate” shall have the meaning assigned to such term in the definition of “LIBO Rate.”
“LIBOR Borrowing” shall mean a Borrowing comprised of LIBOR Loans.
“LIBOR Loan” shall mean any Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Section 2.
“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.
“Loan” shall mean any loan made by a Lender to the Borrower under Article II in the form of a Term Loan or an Incremental Term Loan.
“Margin Stock” shall be as defined in Regulation U of the Board.
“Material Acquisition” shall mean an acquisition (consummated in one transaction or a series of transactions) by Borrower or a Consolidated Subsidiary of assets of, or constituting, a Person that is not an Affiliate of Borrower (whether by purchase of such assets, purchase of Person(s) owning such assets or some combination thereof) with a minimum aggregate gross purchase price of $1,000,000,000.
“Material Adverse Effect” shall mean a material adverse effect on, or material adverse change in, the business, assets, operations or condition, financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole, other than any change, effect or circumstance to the extent resulting from disruptions in, or the inability of companies engaged in businesses similar to those engaged in by the Borrower and its Subsidiaries to consummate financings in, the asset backed securities or conduit market.
“Material Subsidiary” shall mean any Subsidiary (other than a Securitization Entity) of the Borrower which, together with its Subsidiaries (other than Securitization Entities) at the time of determination hold, or, solely with respect to Sections 7(f) and 7(g), any group of Subsidiaries which, if merged into each other at the time of determination would hold, assets constituting 15% or more of Consolidated Assets or accounts for 15% or more of Consolidated EBITDA for the Rolling Period immediately preceding the date of determination.

“Maturity Date” shall mean March 24, 2021.
“Moody’s” shall mean Moody’s Investors Service, Inc. and any successor thereof.
“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“New Lender” shall have the meaning assigned to such term in Section 2.16(d).
“New Lender Supplement” shall have the meaning assigned to such term in Section 2.16(d).
“Non-Consenting Lender” shall have the meaning assigned to such term in Section 10.17.
“Non-Recourse Indebtedness” shall mean a transaction or series of transactions pursuant to which the Borrower or any other Person (i) issues Indebtedness secured by, payable from or representing beneficial interests in assets of such Person for which neither the Borrower nor any of its Material Subsidiaries is liable in any way other than pursuant to Standard Securitization Undertakings (unless such liability of the Borrower or such Material Subsidiary is otherwise permitted to be incurred hereunder by the Borrower or such Material Subsidiary) or (ii) transfers or grants a security interest in assets of such Person to any Person that finances the acquisition of such assets through the issuance of securities or the incurrence of Indebtedness or issues obligations secured by such assets.
“Notes” shall mean any promissory notes evidencing Loans.
“NYFRB” shall mean the Federal Reserve Bank of New York.
“NYFRB Rate” shall mean, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a banking day, for the immediately preceding banking day); provided that if none of such rates are published for any day that is a business day, the term “NYFRB Rate” shall mean the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes hereof.
“Obligations” shall mean the obligation of the Borrower to make due and punctual payment of principal of, and interest on, the Loans and all other monetary obligations of the Borrower to the Administrative Agent or any Lender under this Agreement or the Fundamental Documents.
“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.
“Offered Increase Amount” shall have the meaning assigned to such term in Section 2.16(b).
“Other Taxes” shall mean any and all present or future stamp or documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery of this Agreement or any Fundamental Document.

“Overnight Bank Funding Rate” shall mean, for any day, the rate comprised of both overnight federal funds and overnight LIBOR borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding business day by the NYFRB as an overnight bank funding rate.
“Participant” shall have the meaning assigned to such term in Section 10.3(g).
“Participant Register” shall have the meaning assigned to such term in Section 10.3(g).
“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.
“Permitted Encumbrances” shall mean Liens permitted under Section 6.3 hereof.
“Person” shall mean any natural person, corporation, division of a corporation, partnership, limited liability company, trust, joint venture, company, estate, unincorporated organization or government or any agency or political subdivision thereof.
“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Platform” shall have the meaning assigned to such term in the last paragraph of Section 5.1.
“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its office located at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Pro Forma Basis” shall mean in connection with any transaction for which a determination on a Pro Forma Basis is required to be made hereunder, that such determination shall be made (i) after giving effect to any issuance of Indebtedness, any acquisition, any disposition or any other transaction (as applicable) and (ii) assuming that the issuance of Indebtedness, acquisition, disposition or other transaction and, if applicable, the application of any proceeds therefrom, occurred at the beginning of the most recent Rolling Period ending at least thirty days prior to the date on which such issuance of Indebtedness, acquisition, disposition or other transaction occurred.
“Register” shall have the meaning assigned to such term in Section 10.3(e).
“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Responsible Officer” shall mean the chief executive officer, president, chief accounting officer, chief financial officer, treasurer or assistant treasurer of the Borrower and, solely for purposes of the delivery of the certificates pursuant to Section 4.1(d), the secretary or assistant secretary of the Borrower, and, solely for purposes of notices given pursuant to Section 2, any other officer of the Borrower so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the Borrower designated in or pursuant to an agreement between the Borrower and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.
“Required Lenders” shall mean at any time, the holders of more than 50% of the Facility. The portion of the Facility attributable to any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Rolling Period” shall mean with respect to any fiscal quarter, such fiscal quarter and the three immediately preceding fiscal quarters considered as a single accounting period.
“Sanction(s)” shall mean any international economic sanction administered or enforced by the United States Government, including without limitation, OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.
“S&P” shall mean Standard & Poor’s Financial Services LLC, a subsidiary of McGraw-Hill Financial, Inc. and any successor thereof.
“Securitization Entity” shall mean any Subsidiary or other Person engaged solely in the business of effecting asset securitization transactions and related activities.
“Securitization Indebtedness” shall mean (i) Indebtedness incurred by a Securitization Entity that does not permit or provide for recourse for principal and interest (other than Standard Securitization Undertakings) to the Borrower or any Subsidiary of the Borrower (other than a Securitization Entity) or any property or asset of the Borrower or any Subsidiary of the Borrower (other than the property or assets of, or any equity interests or other securities issued by, a Securitization Entity) and (ii) Indebtedness incurred by the Borrower or a Material Subsidiary that does not permit or provide for recourse for principal and interest (other than Standard Securitization Undertakings) to the Borrower or any Subsidiary of the Borrower except for recourse to the specific assets securing such Indebtedness.
“Solvency Certificate” shall mean a Solvency Certificate of a Responsible Officer of the Borrower substantially in the form of Exhibit G.
“SPC” shall have the meaning assigned to such term in Section 10.3(k).
“Spin-Off” shall mean the distribution to the shareholders of Cendant of all of the common stock of the Borrower and the transactions related thereto.
“Standard Securitization Undertakings” shall mean representations, warranties (and any related repurchase obligations), servicer obligations, guaranties, repurchase obligations, covenants and indemnities entered into by the Borrower or any Subsidiary of the Borrower of a type that are reasonably customary in securitizations.

“Statutory Reserve Rate” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors of the Federal Reserve System of the United States of America). Such reserve percentage shall include those imposed pursuant to such Regulation D. LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subsidiary” shall mean with respect to any Person, any corporation, association, joint venture, partnership or other business entity (whether now existing or hereafter organized) of which at least a majority of the voting stock or other ownership interests having ordinary voting power for the election of directors (or the equivalent) is, at the time as of which any determination is being made, owned or controlled by such Person or one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person.
“Syndication Agents” is defined in the preamble.
“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
“Term Loan” means a loan made by a Lender on the Closing Date pursuant to Section 2.1.
“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.23(e)(ii)(B)(III).
“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

2.	LOANS AND BORROWINGS
SECTION 2.1.    Term Loans.
Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make a single term loan to the Borrower in Dollars on the Closing Date in an amount equal to such Lender’s Commitment.
SECTION 2.2.    Borrowings.
(a)    The Term Loans made by the Lenders on the Closing Date shall consist of a single Borrowing made simultaneously by the Lenders. All Incremental Term Loans made on any Increase Effective Date pursuant to Section 2.16 in connection with an increase in the Facility shall consist of a single Borrowing made simultaneously by the Lenders that participate in such increase. The failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).
(b)    Subject to Section 2.3, each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by making funds available at the Funding Office no later than 1:00 P.M. New York City time (3:00 P.M. New York City time, in the case of an ABR Borrowing) in federal or other immediately available funds. Upon receipt of the funds to be made available by the Lenders to fund any Borrowing hereunder, the Administrative Agent shall disburse such funds by depositing them into an account of the Borrower maintained with the Administrative Agent.
(c)    Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, all or any portion of any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
SECTION 2.3.    Borrowing Procedure.
In order to effect a Borrowing, the Borrower shall deliver to the Administrative Agent a Borrowing Request or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower (a) in the case of a LIBOR Borrowing, not later than 12:00 Noon, New York City time, three Business Days before a proposed Borrowing, and (b) in the case of an ABR Borrowing, not later than 11:00 A.M., New York City time, on the day of a proposed Borrowing. Such Borrowing Request shall be irrevocable and shall in each case specify (a) whether the Borrowing then being requested is to be a LIBOR Borrowing or an ABR Borrowing, (b) the date of such Borrowing (which shall be a Business Day) and the amount thereof and (c) if such Borrowing is to be a LIBOR Borrowing, the Interest Period with respect thereto. If no election as to the Interest Rate Type of a Borrowing is specified in any such Borrowing Request, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any LIBOR Borrowing is specified in any such Borrowing Request, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any Borrowing Request given pursuant to this Section 2.3 and of each Lender’s portion of the requested Borrowing.

SECTION 2.4.    Use of Proceeds.
The proceeds of each Loan shall be used for working capital and general corporate purposes of the Borrower and its Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X of the Board. The Borrower shall not request any Loan, and the Borrower shall not use and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or other applicable anti-corruption laws, (b) for the purpose of directly or, to the Borrower’s knowledge, indirectly funding, financing or facilitating any activities, business or transaction of or with any individual or entity that, at the time of such funding, financing or facilitating, is the subject or target of any Sanctions or is included on OFAC’s List of Specially Designated nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or in any country or territory to the extent that such country or territory itself is the subject of any Sanction, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto, except where such violation, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
SECTION 2.5.    [Intentionally Omitted].
SECTION 2.6.    [Intentionally Omitted].
SECTION 2.7.    [Intentionally Omitted].
SECTION 2.8.    Interest Elections.
(a)    Each Borrowing initially shall be of the Interest Rate Type specified in the applicable Borrowing Request and, in the case of a LIBOR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Interest Rate Type or to continue such Borrowing and, in the case of a LIBOR Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(b)    To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.3 if the Borrower were requesting a Borrowing of the Interest Rate Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request, in substantially the form of Exhibit I, signed by the Borrower.
(c)    Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.2:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a LIBOR Borrowing; and
(iv)    if the resulting Borrowing is a LIBOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a LIBOR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)    If the Borrower fails to deliver a timely Interest Election Request with respect to a LIBOR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a LIBOR Borrowing with an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, at any time after the occurrence, and during the continuation, of a Default or an Event of Default, no Borrowing or portion thereof may be converted to or continued as a LIBOR Borrowing without the consent of the Required Lenders. If a Default or an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a LIBOR Borrowing and (ii) unless repaid, each LIBOR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
SECTION 2.9.    Fees.
(a)    The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.
(b)    The Borrower agrees to pay the Administrative Agent the fees in the amounts and on the dates as set forth in any written and executed fee agreements with the Administrative Agent.
(c)    All fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of the fees shall be refundable under any circumstances.
SECTION 2.10.    Repayment of Loans; Evidence of Debt.
(a)    The Borrower shall repay the aggregate outstanding principal amount of the Loans in accordance with the following table (which amounts shall be (i) adjusted as a result of the application of prepayments in accordance with Section 2.15 and (ii) increased on each Increase Effective Date by an amount equal to the percentage set forth below for the applicable Installment Date multiplied by the aggregate principal amount of Incremental Term Loans made on such Increase Effective Date):

Installment Date	Installment Amount
March 29, 2019	1.25% of the Facility as in effect on the Closing Date
June 28, 2019	1.25% of the Facility as in effect on the Closing Date
September 30, 2019	1.25% of the Facility as in effect on the Closing Date
December 31, 2019	1.25% of the Facility as in effect on the Closing Date
March 31, 2020	2.50% of the Facility as in effect on the Closing Date
June 30, 2020	2.50% of the Facility as in effect on the Closing Date
September 30, 2020	2.50% of the Facility as in effect on the Closing Date
December 31, 2020	2.50% of the Facility as in effect on the Closing Date
Maturity Date (or such earlier date on which the Loans become due and payable pursuant to Section 7)	100% of the Facility as in effect on such date
The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans made to the Borrower from time to time outstanding from the Closing Date until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.11.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. Upon the request of any Lender to the Borrower made through the Administrative Agent or the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to the Borrower in addition to such account or accounts.
(c)    The Administrative Agent shall maintain the Register pursuant to Section 10.3(e), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Interest Rate Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
(d)    The entries made in the Register and the accounts of each Lender maintained pursuant to this Section 2.10 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

SECTION 2.11.    Interest on Loans.
(a)    Subject to the provisions of Section 2.12, the Loans comprising each LIBOR Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin for LIBOR Loans from time to time in effect pursuant to Section 2.24.
(b)    Subject to the provisions of Section 2.12, the Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin, if any, for ABR Loans from time to time in effect pursuant to Section 2.24.
(c)    Interest on each Loan shall be payable in arrears on each Interest Payment Date applicable to such Loan and on the Maturity Date; provided that (i) interest accrued pursuant to Section 2.12 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBOR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(d)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The Adjusted LIBO Rate or LIBO Rate for each Interest Period or day within an Interest Period and the Alternate Base Rate for each day shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
(e)    The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “LIBO Rate” or with respect to any comparable or successor rate thereto (except such as shall result from the gross negligence or willful misconduct of the Administrative Agent as determined by a final and non-appealable judgment of a court of competent jurisdiction).
SECTION 2.12.    Interest on Overdue Amounts.
If the Borrower shall default in the payment of the principal of, or interest on, any Loan or any other amount becoming due hereunder, the Borrower shall, at the request of the Required Lenders, from time to time pay interest, to the extent permitted by Applicable Law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before a judgment) at a rate equal to (a) in the case of the remainder of the then current Interest Period for any LIBOR Loan, the rate applicable to such Loan under Section 2.11 plus 2% per annum and (b) in the case of any other Loan or amount, the rate that would at the time be applicable to an ABR Loan under Section 2.11 plus 2% per annum.
SECTION 2.13.    Alternate Rate of Interest.
If in connection with any request for a LIBOR Loan or a conversion to or continuation thereof, (a) the Administrative Agent determines that (i) deposits in Dollars are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such LIBOR Loan, or (ii) adequate and reasonable means do not exist for determining the Adjusted LIBO Rate or the LIBO Rate for any requested Interest Period with respect to a proposed LIBOR Loan or in connection with an existing or proposed ABR Loan, or (b) the Required Lenders determine that for any reason the Adjusted LIBO Rate for any requested Interest Period with respect to a proposed LIBOR Loan does not adequately and fairly reflect the cost to such Lenders of funding such LIBOR Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain LIBOR Loans shall be suspended (to the extent of the affected LIBOR Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Adjusted LIBO Rate component of the Alternate Base Rate, the utilization of the Adjusted LIBO Rate component in determining the Alternate Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Loans (to the extent of the affected LIBOR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of ABR Loans in the amount specified therein. Notwithstanding the foregoing, in the case of a pending request for a LIBOR Loan or a conversion or continuation as to which the Administrative Agent has made the determination described in clause (a) of the first sentence of this paragraph, the Administrative Agent, in consultation with the Borrower and the Lenders, may establish an alternative interest rate that reflects the all-in-cost of funds to the Administrative Agent for funding Loans in the amount and with the same Interest Period as the LIBOR Loan requested to be made, converted or continued, as the case may be (the “Impacted Loans”), in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (x) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this paragraph, (y) the Required Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (z) any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.
In the event of any such determination, until the Administrative Agent shall have determined that circumstances giving rise to such notice no longer exist, any request by the Borrower for a LIBOR Borrowing pursuant to Section 2.3 shall be deemed to be a request for an ABR Loan. Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error.
SECTION 2.14.    Termination of Commitments.
The Commitments of all Lenders shall terminate automatically on the Closing Date, immediately following the initial Borrowing hereunder. No portion of any Loan repaid or prepaid may be reborrowed.
SECTION 2.15.    Prepayment of Loans.
(a)    Prior to the Maturity Date, the Borrower shall have the right at any time to prepay any Borrowing, in whole or in part, subject to the requirements of Section 2.19 but otherwise without premium or penalty, upon prior written notice to the Administrative Agent before 12:00 Noon, New York City, time at least one Business Day before such prepayment in the case of an ABR Loan and at least three Business Days before such prepayment in the case of a LIBOR Loan; provided, however, that each such partial prepayment shall be (i) in an integral multiple of $1,000,000 and in a minimum aggregate principal amount of $5,000,000, and (ii) applied to reduce the subsequent scheduled and outstanding repayments of the Borrowings to be made pursuant to Section 2.10 as directed by the Borrower (and absent such direction in direct order of maturity).

(b)    Each notice of prepayment pursuant to Section 2.15(a) must be in a form acceptable to the Administrative Agent and shall specify the specific Borrowing(s), the prepayment date and the aggregate principal amount of each Borrowing to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing(s) by the amount stated therein; provided that a notice of prepayment may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. All prepayments under this Section 2.15 shall be accompanied by accrued interest on the principal amount being prepaid, to the date of prepayment.
SECTION 2.16.    Facility Increase.
(a)    If the Borrower wishes to increase the Facility at any time, and no Default or Event of Default has occurred and is then continuing, the Borrower shall notify the Administrative Agent in writing of the amount (the “Offered Increase Amount”) of such proposed increase (such notice, a “Facility Increase Notice”), and the Administrative Agent shall notify each Lender of such proposed increase and provide such additional information regarding such proposed increase as any Lender may reasonably request. The Borrower may, at its election, (i) offer one or more of the Lenders the opportunity to participate in all or a portion of the Offered Increase Amount and/or (ii) offer one or more additional banks, financial institutions or other entities the opportunity to participate in all or a portion of the Offered Increase Amount; provided, that any Lender or bank, financial institution or other entity that is offered the opportunity to participate in all or any portion of the Offered Increase Amount shall be consented to in writing by the Administrative Agent to the extent the Administrative Agent would have a right under this Agreement to consent to an assignment of all or any portion of any Lender’s Loans to such Lender or bank, financial institution or other entity. Each Facility Increase Notice shall specify which Lenders and/or banks, financial institutions or other entities the Borrower desires to participate in such Offered Increase Amount. The Borrower or, if requested by the Borrower, the Administrative Agent, will notify such Lenders and/or banks, financial institutions or other entities of such offer.
(b)    If the Facility is increased in accordance with this Section 2.16, the Administrative Agent and the Borrower shall determine the effective date (each an “Increase Effective Date”) and the final allocation of such increase among the Lenders (including for this purpose, any Eligible Assignees that provides a portion of such increase) selected by the Borrower to participate in the Offered Increase Amount. Any increase in the Facility pursuant to this Section 2.16 shall be in the form of one or more additional term loans made to the Borrower (any such term loan being referred to herein as an “Incremental Term Loan”).
(c)    Any Eligible Assignee which the Borrower selects to offer participation in the Offered Increase Amount and which elects to become a party to this Agreement and provide a portion of the Offered Increase Amount in an amount so offered and accepted by it pursuant to Section 2.16(b)(ii) shall execute a New Lender Supplement with the Borrower and the Administrative Agent, substantially in the form of Exhibit E (a “New Lender Supplement”), whereupon such bank, financial institution or other Person (herein called a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement; provided that the Incremental Term Loan of any such New Lender shall be in an amount not less than $5,000,000. The Borrower shall provide a Note to any New Lender, if requested.
(d)    Any Lender which accepts an offer to it by the Borrower to provide a portion of the Offered Increase Amount pursuant to Section 2.16(b)(i) shall, in each case, execute a Loan Increase Supplement with the Borrower and the Administrative Agent, substantially in the form of Exhibit F (a “Loan Increase Supplement”), whereupon such Lender shall be bound by and entitled to the benefits of this Agreement with respect to the full amount of its Loans as so increased.
(e)    On each Increase Effective Date, (i) the Administrative Agent shall notify the Lenders of the Facility increase, the Incremental Term Loans to be made on such Increase Effective Date and the Applicable Percentage of each Lender after giving effect thereto and (ii) subject to satisfaction of the conditions precedent set forth in this Agreement, each Lender (including each New Lender) participating in such Facility increase shall make an Incremental Term Loan to the Borrower equal to its allocated portion of the applicable Offered Increase Amount.
(f)    Notwithstanding anything to the contrary in this Section 2.16, (i) each Offered Increase Amount shall be in a minimum amount of $35,000,000 or such other amount agreed to by the Borrower and the Administrative Agent, (ii) in no event shall any transaction effected pursuant to this Section 2.16 cause the Facility to exceed $500,000,000 and (iii) no Lender shall have any obligation to provide any portion of the Offered Increase Amount unless it agrees to do so in its sole discretion.
(g)    This Section 2.16 shall supersede any provisions in Section 10.9 to the contrary.
(h)    The Borrower shall pay such fees to the Administrative Agent, for its own account and for the benefit of the Lenders providing a portion of the Offered Increase Amount, as are agreed mutually at the time such Offered Increase Amount is established.
SECTION 2.17.    Reserve Requirements; Change in Circumstances.
(a)    Except with respect to Indemnified Taxes and Other Taxes, which shall be governed solely and exclusively by Section 2.23, or Excluded Taxes if (i) after the Closing Date any change in Applicable Law or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law), (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act or the compliance with any requests, rules, guidelines or directives thereunder or issued in connection therewith, regardless of the date enacted, adopted or issued or (iii) the compliance with any requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, regardless of the date enacted, adopted or issued (x) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender, (y) shall impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or any LIBOR Loan made by such Lender or (z) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any LIBOR Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof, and the result of any of the foregoing shall be to increase the cost (other than, except as provided in clause (z), the amount of Taxes, if any) to such Lender of making, converting to, continuing or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or to reduce the amount (other than a reduction resulting from an increase in Taxes, if any) of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) in respect thereof by an amount deemed in good faith by such Lender to be material, then the Borrower shall pay such additional amount or amounts as will compensate such Lender for such increase or reduction to such Lender.
(b)    Except with respect to Indemnified Taxes and Other Taxes, which shall be governed solely and exclusively by Section 2.23, or Excluded Taxes if (i) after the Closing Date, any Lender shall have determined in good faith that the adoption after the Closing Date of any applicable law, rule, regulation or guideline regarding capital adequacy or liquidity requirements, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any Lending Office of such Lender or such Lender’s holding company, if any) with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act or the compliance with any requests, rules, guidelines or directives thereunder or issued in connection therewith, regardless of the date enacted, adopted or issued or (iii) the compliance with any requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, regardless of the date enacted, adopted or issued, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of its obligations hereunder to a level below that which such Lender (or such Lender’s holding company) could have achieved but for the items referenced in clauses (i)-(iii) of this sentence (taking into consideration such Lender’s policies or the policies of such Lender’s holding company, as the case may be, with respect to capital adequacy and liquidity) by an amount deemed by such Lender to be material, then, from time to time, the Borrower shall pay to the Administrative Agent for the account of such Lender such additional amount or amounts as will compensate such Lender for such reduction upon demand by such Lender.
(c)    A certificate of a Lender setting forth in reasonable detail (i) such amount or amounts as shall be necessary to compensate such Lender as specified in paragraph (a) or (b) above, as the case may be, and (ii) the calculation of such amount or amounts referred to in the preceding clause (i), shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Administrative Agent for the account of such Lender the amount shown as due on any such certificate within 10 Business Days after its receipt of the same.
(d)    Failure on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any Interest Period shall not constitute a waiver of such Lender’s rights to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to such Interest Period or any other Interest Period. The protection of this Section 2.17 shall be available to each Lender regardless of any possible contention of invalidity or inapplicability of the law, regulation or condition which shall have been imposed.
(e)    Each Lender may make any Borrowing to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Borrowing in accordance with the terms of this Agreement. Each Lender agrees that, as promptly as practicable after it becomes aware of the occurrence of an event or the existence of a condition that (i) would cause it to incur any increased cost under this Section 2.17, Section 2.18, or Section 2.23 or (ii) would require the Borrower to pay an increased amount under this Section 2.17, Section 2.18 or Section 2.23, it will notify the Borrower of such event or condition and, to the extent not inconsistent with such Lender’s internal policies, will use its reasonable efforts to make, fund or maintain the affected Loans of such Lender through another Lending Office of such Lender if as a result thereof the additional monies which would otherwise be required to be paid or the reduction of amounts receivable by such Lender thereunder in respect of such Loans would be materially reduced, or any inability to perform would cease to exist, or the increased costs which would otherwise be required to be paid in respect of such Loans pursuant to this Section 2.17, Section 2.18 or Section 2.23 would be materially reduced or the Taxes payable under Section 2.23, or other amounts otherwise payable under this Section 2.17, or Section 2.18 would be materially reduced, and if, as determined by such Lender, in its sole discretion, the making, funding or maintaining of such Loans through such other Lending Office would not otherwise materially adversely affect such Loans or such Lender. For the avoidance of doubt, nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.23. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(f)    In the event any Lender shall have delivered to the Borrower a notice that LIBOR Loans are no longer available from such Lender pursuant to Section 2.18, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.23, the Borrower may (but subject in any such case to the payments required by Section 2.18), upon at least five Business Days’ prior written notice to such Lender and the Administrative Agent, identify to the Administrative Agent a lending institution reasonably acceptable to the Administrative Agent which will purchase the amount of outstanding Loans from the Lender providing such notice and such Lender shall thereupon assign any Loans owing to such Lender to such replacement lending institution pursuant to Section 10.3. Such notice shall specify an effective date for such assignment and at the time thereof, the Borrower shall pay all accrued interest and all other amounts (including without limitation all amounts payable under this Section) owing hereunder to such Lender as at such effective date for such assignment.
SECTION 2.18.    Change in Legality.
(a)    Notwithstanding anything to the contrary herein contained, if, after the Closing Date, any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make, maintain or fund or charge interest with respect to any Borrowing or to give effect to its obligations as contemplated hereby, or to determine or charge interest rates based upon the Adjusted LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, by written notice to the Borrower and to the Administrative Agent:
(i)    (x) any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Loan or to make or continue LIBOR Loans or to convert ABR Loans to LIBOR Loans, shall be suspended, whereupon the Borrower shall be prohibited from requesting LIBOR Loans from such Lender hereunder unless such notice is subsequently withdrawn and (y) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Adjusted LIBO Rate component of the Alternate Base Rate, such Lender may request that the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted LIBO Rate component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exists; and
(ii)     (x) such Lender may demand the Borrower prepay or convert all LIBOR Loans of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted LIBO Rate component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Adjusted LIBO Rate, such Lender may request that the Administrative Agent, during the period of such suspension, compute the Alternate Base Rate applicable to such Lender without reference to the Adjusted LIBO Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted LIBO Rate.
(b)    For purposes of this Section 2.18, a notice to the Borrower by any Lender pursuant to Section 2.18(a) shall be effective on the date of receipt thereof by the Borrower.
SECTION 2.19.    Reimbursement of Lenders.
(a)    The Borrower shall reimburse each Lender on demand (with a copy to the Administrative Agent) for any loss, cost or expense incurred or to be incurred by it in the reemployment of the funds released (i) by any payment or prepayment (for any reason, whether voluntary, mandatory, automatic, by reason of acceleration or otherwise, including an assignment by a Lender contemplated under Section 10.17), or conversion or continuation, of any LIBOR Loan if such Loan is repaid other than on the last day of the applicable Interest Period for such Loan or (ii) in the event that after the Borrower delivers a notice of borrowing under Section 2.3 in respect of LIBOR Loans the applicable Loan is not made on the first day of the Interest Period specified by the Borrower for any reason other than (I) a suspension or limitation under Section 2.18 of the right of the Borrower to select a LIBOR Loan or (II) a breach by a Lender of its obligations hereunder. In the case of such failure to borrow, such loss shall be the amount as reasonably determined by such Lender as the excess, if any of (A) the amount of interest which would have accrued to such Lender on the amount not borrowed, at a rate of interest equal to the interest rate applicable to such Loan pursuant to Section 2.11, for the period from the date of such failure to borrow, to the last day of the Interest Period for such Loan which would have commenced on the date of such failure to borrow, over (B) the amount realized by such Lender in reemploying the funds not advanced during the period referred to above. In the case of a payment other than on the last day of the Interest Period for a Loan, such loss shall be the amount as reasonably determined by the Administrative Agent as the excess, if any, of (A) the amount of interest which would have accrued on the amount so paid at a rate of interest equal to the interest rate applicable to such Loan pursuant to Section 2.11, for the period from the date of such payment to the last day of the then current daily Interest Period for such Loan, over (B) the amount equal to the product of (x) the amount of the Loan so paid times (y) the current daily yield on U.S. Treasury Securities (at such date of determination) with maturities approximately equal to the remaining Interest Period for such Loan times (z) the number of days remaining in the Interest Period for such Loan. Each Lender shall deliver to the Borrower from time to time one or more certificates setting forth the amount of such loss (and in reasonable detail the manner of computation thereof) as determined by such Lender, which certificates shall be conclusive absent manifest error. The Borrower shall pay to the Administrative Agent for the account of each Lender the amount shown as due on any certificate within thirty days after its receipt of the same.
(b)    In the event the Borrower (i) fails to prepay any Borrowing on the date specified in any prepayment notice delivered pursuant to Section 2.15(a), or (ii) converts or continues any Borrowing (other than an ABR Borrowing) other than on the date or in the amount notified by the Borrower in accordance with the terms of this Agreement, the Borrower on demand by any Lender shall pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any loss incurred by such Lender as a result of such failure to prepay, including, without limitation, any loss, cost or expenses incurred by reason of the acquisition of deposits or other funds by such Lender to fulfill deposit obligations incurred in anticipation of such prepayment. Each Lender shall deliver to the Borrower and the Administrative Agent from time to time one or more certificates setting forth the amount of such loss (and in reasonable detail the manner of computation thereof) as determined by such Lender, which certificates shall be conclusive absent manifest error.
(c)    For purposes of calculating amounts payable under this Section 2.19, each Lender shall be deemed to have funded each LIBOR Loan made by it at the Adjusted LIBO Rate for such Loan by a matching Dollar deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not such LIBOR Loan was in fact so funded.
SECTION 2.20.    Pro Rata Treatment.
(a)    Except as permitted under Sections 2.17, 2.18, 2.19, or 2.31 or as set forth anywhere else in this Agreement or any other Fundamental Document, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans and each refinancing, conversion or continuation of any Borrowing shall be allocated pro rata among the Lenders in accordance with their respective Applicable Percentages, in each case with respect to such Lender’s respective tranche of Loans.
(b)    Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing computed in accordance with Section 2.1, to the next higher or lower whole dollar amount.
SECTION 2.21.    Right of Setoff.
If any Event of Default shall have occurred and be continuing and the Required Lenders shall have directed the Administrative Agent to declare the Loans immediately due and payable pursuant to Section 7, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by such Lender and any other indebtedness at any time owing by such Lender to, or for the credit or the account of, the Borrower, against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and the Loans to the Borrower held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such Loans and although such Obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such setoff and application made by such Lender, but the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section 2.21 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
SECTION 2.22.    Manner of Payments.
(a)    All payments by the Borrower hereunder shall be made in Dollars in Federal or other immediately available funds without deduction, setoff or counterclaim at the Funding Office no later than 1:00 P.M., New York City time, on the date on which such payment shall be due. Interest in respect of any Loan hereunder shall accrue from and including the date of such Loan to, but excluding, the date on which such Loan is paid or refinanced with a Loan of a different Interest Rate Type.
(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any LIBOR Borrowing (or, in the case of any ABR Borrowing, prior to 2:00 P.M., New York City time, on the date of such ABR Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.2 (or, in the case of an ABR Borrowing, that such Lender has made such share available in accordance with and at the time required by Section 2.2) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Dollars, in Federal or other immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Bank Funding Rate, plus the fee customarily charged by the Administrative Agent (and subject to the IFSA interbank compensation rules from time to time) in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
SECTION 2.23.    Taxes.
(a)    Any and all payments by or on account of any obligation of the Borrower hereunder or under any Fundamental Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the Borrower shall make such deductions, (ii) the Borrower shall pay such amounts to the relevant Governmental Authority in accordance with Applicable Law, and (iii) the sum payable by the Borrower shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.23) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made.
(b)    Without duplication of any amounts already paid under Section 2.23(a) or (c) the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.
(c)    If the United States Internal Revenue Service or other Governmental Authority of the United States of America or other jurisdiction asserts a claim against the Administrative Agent or a Lender that the full amount of Indemnified Taxes or Other Taxes has not been paid (including where such Indemnified Taxes or Other Taxes are imposed directly on the Administrative Agent or any Lender), without duplication of any amounts already paid under Section 2.23(a) or (b), the Borrower shall indemnify the Administrative Agent and each Lender within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.23) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority (other than those resulting from the Administrative Agent or Lender’s gross negligence or willful misconduct). A certificate (along with a copy of the applicable documents from the United States Internal Revenue Service or other Governmental Authority of the United States of America or other jurisdiction that asserts such claim) as to the amount of such payment or liability and setting forth in reasonable detail the calculation and basis for such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)    (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent) (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased), at the time such Lender becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and at any other time or times reasonably requested by the Borrower, such properly completed and executed documentation prescribed by Applicable Law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if the Lender is not legally entitled to deliver such documentation.
(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
(A)    Each Lender and Administrative Agent that is a United States Person, as defined in Section 7701(a)(30) of the Code, shall deliver on or prior to the date on which it becomes a party to this Agreement and at the time(s) prescribed by Applicable Law, and in the manner(s) prescribed by Applicable Law, to the Borrower and the Administrative Agent (as applicable), a properly completed and duly executed copy of United States Internal Revenue Form W-9, or any successor form, certifying that such Person is exempt from United States backup withholding Tax on payments made hereunder.
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(I)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Fundamental Document, executed copies of IRS Form W-8BENE (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Fundamental Document, IRS Form W-8BENE (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(II)    executed copies of IRS Form W-8ECI;

(III)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BENE (or W-8BEN, as applicable); or
(IV)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BENE (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender or to the Administrative Agent under any Fundamental Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender or the Administrative Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or the Administrative Agent shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)    Each Lender and the Administrative Agent agrees that if any form or certification it previously delivered pursuant to this Section 2.23 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)    If the Administrative Agent or a Lender determines, in its sole good-faith discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid amounts pursuant to this Section 2.23, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or amounts paid, by the Borrower under this Section 2.23 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 2.23 shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person.
(g)    Each Lender agrees (i) that as between it and the Borrower or the Administrative Agent, it shall be the Person to deduct and withhold Taxes, and to the extent required by law it shall deduct and withhold Taxes, on amounts that such Lender may remit to any other Person(s) by reason of any undisclosed transfer or assignment of an interest in this Agreement to such other Person(s) pursuant to paragraph (g) of Section 10.3 and (ii) to indemnify the Borrower and the Administrative Agent and any officers, directors, agents, or employees of the Borrower or the Administrative Agent against, and to hold them harmless from, any Tax, interest, additions to Tax, penalties, reasonable counsel and accountants’ fees, disbursements or payments arising from the assertion by any appropriate Governmental Authority of any claim against them relating to a failure to withhold Taxes as required by Applicable Law with respect to amounts described in clause (i) of this paragraph (g).
(h)    Each assignee of a Lender’s interest in this Agreement in conformity with Section 10.3 shall be bound by this Section 2.23, so that such assignee will have all of the obligations and provide all of the forms and statements and all indemnities, representations and warranties required to be given under this Section 2.23.
SECTION 2.24.    Certain Pricing Adjustments.
The Applicable Margin for Loans in effect from time to time shall be determined in accordance with the following table:

Moody’s/S&P Rating Equivalent	Applicable Margin LIBOR Loans (in Basis Points)	Applicable Margin ABR Loans (in Basis Points)

> A3/A-	90.0	0.0
Baa1/BBB+	100.0	0.0
Baa2/BBB	115.0	15.0
Baa3/BBB-	145.0	45.0
< Baa3/BBB-	175.0	75.0
In the event that S&P and Moody’s ratings on the Borrower’s senior non-credit enhanced unsecured long-term debt are not equivalent to each other, the higher rating of S&P or Moody’s will determine the Applicable Margin, unless the ratings are more than one level apart, in which case the rating one level below the higher rating of S&P or Moody’s will be determinative. In the event that (a) the

Borrower’s senior non-credit enhanced unsecured long-term debt is not rated by both of S&P or Moody’s (for any reason, including if S&P or Moody’s shall cease to be in the business of rating corporate debt obligations) or (b) if the rating system of any of S&P or Moody’s shall change, then an amendment shall be negotiated in good faith to the references to specific ratings in the table above to reflect such changed rating system or the unavailability of ratings from such rating agency (including an amendment to provide for the substitution of an equivalent or successor ratings agency). In the event that the Borrower’s senior unsecured long-term debt is not rated by either of S&P or Moody’s, then the Applicable Margin shall be deemed to be calculated as if the lowest rating category set forth above applied until such time as an amendment to the table above shall be agreed to. Any increase in the Applicable Margin determined in accordance with the foregoing table shall become effective on the date of announcement or publication by the Borrower or the applicable rating agency of a reduction in such rating or, in the absence of such announcement or publication, on the effective date of such decreased rating, or on the date of any request by the Borrower to the applicable rating agency not to rate its senior unsecured long-term debt or on the date any of such rating agencies announces it shall no longer rate the Borrower’s senior unsecured long-term debt. Any decrease in the Applicable Margin shall be effective on the date of announcement or publication by any of such rating agencies of an increase in rating or in the absence of announcement or publication on the effective date of such increase in rating.
SECTION 2.25.    [Intentionally Omitted].
SECTION 2.26.    [Intentionally Omitted].
SECTION 2.27.    [Intentionally Omitted].
SECTION 2.28.    [Intentionally Omitted].
SECTION 2.29.    [Intentionally Omitted].
SECTION 2.30.    [Intentionally Omitted].
SECTION 2.31.    Defaulting Lenders.
(a)    Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
(i) Waivers and Amendments. That Defaulting Lender's right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.9.
(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent hereunder for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity or otherwise), including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 8.3, shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third if so determined by the Administrative Agent and the Borrower, to be held in escrow in a non-interest bearing deposit account and released pro-rata in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender's breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and reimbursement obligations owed to all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or placed in escrow) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
(b)    Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their reasonable discretion that a Lender no longer falls within the definition of “Defaulting Lender”, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees or commissions accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender.

3.	REPRESENTATIONS AND WARRANTIES OF BORROWER
In order to induce the Lenders to enter into this Agreement and to make the Loans provided for herein, the Borrower makes the following representations and warranties to the Administrative Agent and the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans:
SECTION 3.1.    Corporate Existence and Power.
(d)    The Borrower is duly organized and validly existing in good standing under the laws of its jurisdiction of organization and is in good standing or has applied for authority to operate as a foreign corporation or other organization in all jurisdictions where the nature of its properties or business so requires it and where a failure to be in good standing as a foreign corporation or other organization would reasonably be expected to have Material Adverse Effect. The Borrower has the corporate power to execute, deliver and perform its obligations under this Agreement and the other Fundamental Documents and other documents contemplated hereby and to borrow hereunder.
(e)    The Subsidiaries of the Borrower are duly organized and are validly existing in good standing under the laws of their respective jurisdictions of organization and are in good standing or have applied for authority to operate as a foreign corporation or other organization in all jurisdictions where the nature of their properties or business so requires it and where a failure to be in good standing as a foreign corporation or other organization would reasonably be expected to have Material Adverse Effect.
SECTION 3.2.    Corporate Authority, No Violation and Compliance with Law.
The execution, delivery and performance of this Agreement and the other Fundamental Documents and the borrowings hereunder (a) have been duly authorized by all necessary corporate action on the part of the Borrower, (b) will not violate any provision of any Applicable Law (including any laws related to franchising) applicable to the Borrower or any of its Subsidiaries or any of their respective properties or assets, (c) will not violate any provision of the certificate of incorporation or by-laws or other organizational documents of the Borrower or any of its Subsidiaries, (d) will not violate or be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, any material indenture, bond, note, instrument or any other material agreement to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any of its Subsidiaries or any of their respective properties or assets are bound and (e) will not result in the creation or imposition of any Lien upon any property or assets of the Borrower or any of its Subsidiaries other than (i) pursuant to this Agreement or any other Fundamental Document or (ii) which is a Permitted Encumbrance, which in the case of clauses (b) and (d), individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
SECTION 3.3.    Governmental and Other Approval and Consents.
No action, consent or approval of, or registration or filing with, or any other action by, any governmental agency, bureau, commission or court is required in connection with the execution, delivery and performance by the Borrower of this Agreement or the other Fundamental Documents, except such as have been obtained or made and are in full force and effect or where the failure to take such action or obtain such consent or approval would not reasonably be expected to have a Material Adverse Effect.
SECTION 3.4.    Financial Statements of Borrower.
The audited balance sheet of the Borrower and its Consolidated Subsidiaries as at December 31, 2013, December 31, 2014 and December 31, 2015, and the related consolidated statements of income and of cash flows for the fiscal years ended on such date (the “Consolidated Audited Financial Statements”), fairly present the financial condition of the Borrower and its Consolidated Subsidiaries as of the dates indicated and the results of operations and cash flows for the periods indicated in conformity with GAAP.
SECTION 3.5.    No Change.
As of the Closing Date, except for Disclosed Matters, since the date of the most recent audited financial statements referred to in Section 3.4, there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect.
SECTION 3.6.    Copyrights, Patents and Other Rights.
Each of the Borrower and its Subsidiaries (a) owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect and (b) to their knowledge, the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except, in each case, as would not reasonably be expected to have a Material Adverse Effect for any such infringements that, individually or in the aggregate, would not reasonably be expected to have Material Adverse Effect.

SECTION 3.7.    Title to Properties.
Subject to Section 3.6, each of the Borrower or its Subsidiaries has good title or valid leasehold interests to each of the properties and assets reflected on the most recent balance sheet referred to in Section 3.4 (other than properties or assets owned by a Person that is consolidated with the Borrower or any of its Subsidiaries under GAAP but is not a Subsidiary of the Borrower ), except for defects in title or interests that would not reasonably be expected to have Material Adverse Effect, and all such properties and assets are free and clear of Liens, except Permitted Encumbrances.
SECTION 3.8.    Litigation.
Except for Disclosed Matters, there are no lawsuits or other proceedings pending (including, but not limited to, matters relating to Environmental Law and Environmental Liabilities), or, to the knowledge of the Borrower, threatened, against or affecting the Borrower or any of its Subsidiaries or any of their respective properties, by or before any Governmental Authority or arbitrator, which would reasonably be expected to have Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries is in default with respect to any order, writ, injunction, decree, rule or regulation of any Governmental Authority, which default would reasonably be expected to have Material Adverse Effect.
SECTION 3.9.    Federal Reserve Regulations.
Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans will be used, whether immediately, incidentally or ultimately, for any purpose violative of or inconsistent with any of the provisions of Regulation U or X of the Board.
SECTION 3.10.    Investment Company Act.
The Borrower is not, and will not during the term of this Agreement be, an “investment company” subject to regulation under the Investment Company Act of 1940, as amended.
SECTION 3.11.    Enforceability.
This Agreement and the other Fundamental Documents when executed by all parties hereto and thereto will constitute legal, valid and binding obligations of the Borrower (enforceable in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law).
SECTION 3.12.    Taxes.
Each of the Borrower and each of its Subsidiaries has filed or caused to be filed all federal, state and local Tax returns which are required to be filed, and has paid or has caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in conformity with GAAP or (b) to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.13.    Compliance with ERISA.
Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (a) no ERISA Event has occurred or is reasonably expected to occur; (b) the Borrower, each of its Material Subsidiaries and each of its ERISA Affiliates is in compliance with the provisions of ERISA and the Code applicable to Plans, and the regulations and published interpretations thereunder applicable to such entity in connection therewith, if any; (c) neither the Borrower nor any of its Subsidiaries has engaged in a transaction which would result in the incurrence of liability under Section 4069 of ERISA; and (d) the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans.
SECTION 3.14.    Disclosure.
As of the Closing Date, neither this Agreement nor any factual information set forth in the Confidential Information Memorandum (excluding projections, other forward looking information and information of a general economic or industry nature) dated March 4, 2016, when taken as a whole contained any untrue statement of a material fact or omitted to state a material fact, under the circumstances under which it was made, necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances under which such statements were made. At the Closing Date, there is no fact known to the Borrower which has not been disclosed to the Lenders and which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The Borrower has delivered to the Administrative Agent certain projections relating to the Borrower and its Consolidated Subsidiaries. Such projections are based on good faith estimates and assumptions believed to be reasonable at the time made, provided, however, that the Borrower makes no representation or warranty that such assumptions will prove in the future to be accurate or that the Borrower and its Subsidiaries will achieve the financial results reflected in such projections (it being understood that such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, that no assurance can be given that any particular Projections will be realized and that actual results may differ and that such differences may be material).
SECTION 3.15.    Environmental Liabilities.
Except for the Disclosed Matters and except with respect to any matters, that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has received notice of any claim with respect to any Environmental Liabilities or (iii) knows of any circumstances that are reasonably likely to become the basis for any claim of Environmental Liabilities against the Borrower or any of its Subsidiaries.

SECTION 3.16.    Material Subsidiaries.
The Material Subsidiaries existing on the Closing Date (calculated as of December 31, 2015) are listed on Schedule 3.16.
SECTION 3.17.    OFAC.
Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity currently the subject of any Sanctions. The Borrower, its Subsidiaries, and, to the knowledge of the Borrower and its Subsidiaries, their respective directors, officers, employees, agents, affiliates and representatives are in compliance with applicable Sanctions, except where the failure to comply, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
SECTION 3.18.    FCPA.
No proceeds of any Borrowing will be used directly, or to the knowledge of the Borrower indirectly, by the Borrower or any Subsidiary for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or other applicable anti-corruption laws. The Borrower, its Subsidiaries, and, to the knowledge of the Borrower and its Subsidiaries, their respective directors, officers, employees, agents, affiliates and representatives are in compliance with the United States Foreign Corrupt Practices Act of 1977, as amended, and other applicable anti-corruption laws, except where the failure to comply, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
SECTION 3.19.    EEA Financial Institution.
The Borrower is not an EEA Financial Institution.

4.	CONDITIONS OF LENDING
SECTION 4.1.    Conditions Precedent to Closing.
The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction or waiver, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:
(a)    Fundamental Documents. The Administrative Agent shall have received this Agreement and any Notes requested in writing at least three Business Days prior to the Closing Date, each executed and delivered by a duly authorized officer of the Borrower.
(b)    Financial Statements. The Lenders shall have received (i) the Consolidated Audited Financial Statements for 2013, 2014 and 2015, which shall be deemed delivered to the Lenders upon filing of the Borrower’s Form 10-K with the Securities and Exchange Commission containing such financial statements and (ii) the unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, as at the end of, and the related unaudited consolidated statements of income (or changes in financial position) for each quarter ended subsequent to December 31, 2015 for which unaudited consolidated financial statements are available, and for the period from the beginning of such fiscal year to the end of such fiscal quarter.

(c)    Payment of Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), at least three Business Days before the Closing Date.
(d)    Corporate Documents for the Borrower. The Administrative Agent shall have received a certificate of a Responsible Officer dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the certificate of incorporation and by‑laws of the Borrower as in effect on the date of such certification; (B) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors of the Borrower authorizing the borrowings hereunder and the execution, delivery and performance in accordance with their respective terms of the Fundamental Documents and any other documents required or contemplated hereunder; (C) as to the incumbency and specimen signature of each Responsible Officer executing the Fundamental Documents or any other document delivered by the Borrower in connection herewith (such certificate to contain a certification by another Responsible Officer as to the incumbency and signature of the Responsible Officer signing the certificate referred to in this paragraph (d)); and (D) that attached thereto are true and complete copies of such documents and certifications evidencing that the Borrower is validly existing, in good standing and qualified to engage in business in its jurisdiction of organization and each other jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
(e)    Opinions of Counsel. The Administrative Agent shall have received the executed written opinion, dated the date of the Closing Date and addressed to the Administrative Agent and the Lenders, of Kirkland & Ellis LLP, counsel to the Borrower, substantially in the form of Exhibit A.
(f)    Officer’s Certificate. The Administrative Agent shall have received a certificate of a Responsible Officer certifying, as of the Closing Date, compliance with the conditions set forth in paragraphs (b) and (c) of Section 4.2.
(g)    Projections. The Lenders shall have received projections through 2021, which may be delivered to the Lenders by delivery of the Confidential Information Memorandum referred to in Section 3.14.
(h)    Pro Forma Balance Sheet. The Lenders shall have received a pro forma consolidated balance sheet of the Borrower as at the date of the most recent balance sheet delivered pursuant to Section 4.1(b)(ii) and a pro forma statement of operations for the 12-month period ending on such date, in each case adjusted to give pro forma effect to the transactions to occur on the Closing Date, including all Loans to be made on the Closing Date as if such Loans had been funded on such date or on the first day of such period, as applicable.
(i)    Approvals. All material governmental and third party approvals necessary in connection with the continuing operations of the Borrower and the financing contemplated hereby shall have been obtained and be in full force and effect.
(j)    Material Adverse Effect. The Lenders shall be satisfied that (i) there has been no development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect since December 31, 2015 and (ii) the Borrower and its subsidiaries are not party to or subject to any litigation or proceeding which would be likely to have a Material Adverse Effect.

(k)    [Intentionally Omitted].
(l)    Patriot Act, Etc.. The Administrative Agent and the Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Act, requested by such Person at least three Business Days prior to the Closing Date.
(m)    Solvency Certificate. The Administrative Agent shall have received a Solvency Certificate from the chief financial officer of the Borrower.
(n)    Legal Fees and Expenses. Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).
SECTION 4.2.    Conditions Precedent to Each Extension of Credit.
The obligation of the Lenders to make each Loan, including the initial extensions of credit hereunder, is subject to the following conditions precedent:
(a)    Notice. The Administrative Agent shall have received a notice with respect to such Borrowing as required by this Agreement.
(b)    Representations and Warranties. The representations and warranties set forth in Section 3 hereof and in the other Fundamental Documents shall be true and correct in all material respects on and as of the date of each Borrowing hereunder (except to the extent that such representations and warranties expressly relate to an earlier date) with the same effect as if made on and as of such date.
(c)    No Event of Default. No Event of Default or Default shall have occurred and be continuing.
Each Borrowing shall be deemed to be a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (b) and (c) of this Section.

5.	AFFIRMATIVE COVENANTS
From the date of the initial Borrowing hereunder and for so long as any amount shall remain outstanding or unpaid under this Agreement, the Borrower agrees that, unless the Required Lenders shall otherwise consent in writing, it will, and will cause each of its Subsidiaries to:
SECTION 5.1.    Financial Statements, Reports, etc.
The Borrower will furnish to the Administrative Agent and to each Lender:
(a)    Within 100 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of, and the related consolidated statements of income, shareholders’ equity and cash flows for such year, and the corresponding figures as at the end of, and for, the preceding fiscal year, accompanied by an opinion of Deloitte & Touche LLP or such other independent certified public accountants of recognized standing as shall be retained by the Borrower and reasonably satisfactory to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards relating to reporting and which report and opinion shall (A) be unqualified as to going concern and scope of audit and shall state that such financial statements fairly present the financial condition of the Borrower and its Consolidated Subsidiaries, as at the dates indicated and the results of the operations and cash flows for the periods indicated and (B) contain no material exceptions or qualifications except for qualifications relating to accounting changes (with which such independent public accountants concur) in response to FASB releases or other authoritative pronouncements;
(b)    Within 55 days after the end of each of the first three fiscal quarters of each fiscal year, the unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, as at the end of, and the related unaudited statements of income (or changes in financial position) for such quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter and the corresponding figures as at the end of, and for, the corresponding period in the preceding fiscal year, together with a certificate signed by a Responsible Officer of the Borrower to the effect that such financial statements, while not examined by independent public accountants, fairly present in all material respects the financial condition of the Borrower and its Consolidated Subsidiaries, as at the end of the fiscal quarter and portion of the fiscal year then ended and the results of their operations for the quarter and portion of the fiscal year then ended in conformity with GAAP consistently applied, subject only to year-end audit adjustments and to the absence of footnote disclosure;
(c)    Together with the delivery of the statements referred to in paragraphs (a) and (b) of this Section 5.1, a certificate of the Responsible Officer of the Borrower, substantially in the form of Exhibit C hereto (i) stating whether or not the signer has actual knowledge of any Default or Event of Default and, if so, specifying each such Default or Event of Default of which the signer has actual knowledge, the nature thereof and any action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event and (ii) demonstrating in reasonable detail compliance with the provisions of Sections 6.5 and 6.6 hereof;
(d)    With reasonable promptness, copies of such financial statements and reports that the Borrower may make to, or file with, the SEC and such other information, certificates and data with respect to the Borrower and its Subsidiaries as from time to time may be reasonably requested by the Administrative Agent or any of the Lenders;
(e)    Promptly upon any Responsible Officer of the Borrower or any of its Subsidiaries obtaining actual knowledge of the occurrence of any Default or Event of Default, a certificate of a Responsible Officer of the Borrower specifying the nature and period of existence of such Default or Event of Default and what action the Borrower has taken, is taking and proposes to take with respect thereto; and
(f)    Promptly upon any Responsible Officer of the Borrower or any of its Subsidiaries obtaining actual knowledge of (i) the institution of any action, suit, proceeding, investigation or arbitration by any Governmental Authority or other Person against or affecting the Borrower or any of its Subsidiaries or any of their assets, or (ii) any material development in any such action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders), which, in each case would reasonably be expected to have a Material Adverse Effect, the Borrower shall promptly give notice thereof to the Lenders and provide such other information as may be requested by the Administrative Agent or any Lender that is reasonably available to it (without waiver of any applicable evidentiary privilege) to enable the Lenders to evaluate such matters;

(g)    Together with each set of financial statements required by paragraph (a) above, a certificate of the independent certified public accountants rendering the report and opinion thereon (which certificate may be limited to the extent required by accounting rules or otherwise) stating that, in connection with their audit, nothing has come to their attention that caused them to believe that the Borrower failed to comply with the terms, covenants, provisions or conditions of Sections 5.4, 5.5, 5.6, 6.1, 6.2 and 6.4 through 6.7, inclusive, or if a failure to comply has come to their attention, specifying the nature and period of existence thereof;
(h)    Information required to be delivered pursuant to paragraphs (a), (b) and (d) shall be deemed to have been delivered on the date on which the Borrower provides notice to the Administrative Agent that such information has been posted on the Borrower’s website on the internet at the website address listed on the signature pages of such notice, at www.sec.gov or at another website accessible by the Lenders without charge; provided that the Borrower shall deliver paper copies of the reports and financial statements referred to in paragraphs (a), (b) and (d) of this Section 5.1 to the Administrative Agent or any Lender who requests the Borrower to deliver such paper copies until written notice to cease delivering paper copies is given by the Administrative Agent or such Lender.
The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Bookrunners will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Bookrunners and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.15); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Bookrunners shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”
SECTION 5.2.    Corporate Existence; Compliance with Statutes.
(a)    Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its corporate existence, material rights, licenses, permits and franchises and comply, except where failure to comply, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, with all provisions of Applicable Law, and all applicable restrictions imposed by, any Governmental Authority, including without limitation, the Federal Trade Commission’s “Disclosure Requirements and Prohibitions Concerning Franchising and Business Opportunity Ventures” as amended from time to time (16 C.F.R. §§ 436.1 et seq.) and all state laws and regulations of similar import; provided, however, that mergers, dissolutions and liquidations permitted under Section 6.2 shall be permitted.

(b)    Use, whether directly or indirectly, all Loans and the proceeds of all Loans in a manner that does not result in any violation of any Sanctions by the Borrower, any of its Subsidiaries, any Lender, any Bookrunner, any joint lead arranger or the Administrative Agent.
SECTION 5.3.    Insurance.
Maintain with financially sound and reputable insurers insurance in such amounts and against such risks as are customarily insured against by companies in similar businesses; provided, however, that (a) workmen’s compensation insurance or similar coverage may be effected with respect to its operations in any particular state or other jurisdiction through an insurance fund operated by such state or jurisdiction and (b) such insurance may contain self-insurance retention and deductible levels consistent with normal industry practices.
SECTION 5.4.    Taxes and Charges.
Duly pay and discharge, or cause to be paid and discharged, before the same shall become delinquent, all federal, state or local Taxes, assessments, levies and other governmental charges, imposed upon the Borrower or any of its Subsidiaries or their respective properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies which if unpaid would reasonably be expected to result in a Material Adverse Effect; provided, however, that any such Tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower shall have set aside on its books reserves (the presentation of which is segregated to the extent required by GAAP) adequate with respect thereto if reserves shall be deemed necessary by the Borrower in accordance with GAAP; and provided, further, that the Borrower will pay all such Taxes, assessments, levies or other governmental charges forthwith upon the commencement of proceedings to foreclose any material Lien which may have attached as security therefor (unless the same is fully bonded or otherwise effectively stayed).
SECTION 5.5.    ERISA Compliance and Reports.
Furnish to the Administrative Agent: (a) as soon as possible, and in any event within 30 days after any executive officer (as defined in Regulation C under the Securities Act of 1933) of the Borrower actually knows that any ERISA Event with respect to any Plan has occurred, a statement of a Responsible Officer of the Borrower, setting forth details as to such ERISA Event and the action which it proposes to take with respect thereto, together with a copy of the notice of such ERISA Event, if any, required to be filed with the PBGC by the Borrower or any of its Subsidiaries; (b) promptly after receipt thereof, a copy of any notice the Borrower or any of its Subsidiaries may receive from the PBGC relating to the PBGC’s intention to terminate any Plan or to appoint a trustee to administer any Plan; provided that the Borrower shall not be required to notify the Administrative Agent of the occurrence of any of the events set forth in the preceding clauses (a) and (b) unless such event, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect on the Borrower and its Subsidiaries taken as a whole; or (c) promptly upon the reasonable request of the Administrative Agent, copies of each annual and other report filed with the IRS, DOL or PBGC with respect to any Plan.
SECTION 5.6.    Maintenance of and Access to Books and Records; Examinations.
Maintain or cause to be maintained at all times true and complete in all material respects books and records of its financial operations (in accordance with GAAP) and provide the Administrative Agent and its representatives reasonable access to all such books and records and to any of their properties or assets during regular business hours and upon advance written notice (provided that reasonable access to such books and records and to any of the Borrower’s properties or assets shall be made available to the

Lenders if an Event of Default has occurred and is continuing), in order that the Administrative Agent may make such audits and examinations and make abstracts from such books, accounts and records (in each case subject to the Borrower or its Subsidiaries’ obligations under applicable confidentiality provisions) and may discuss the affairs, finances and accounts with, and be advised as to the same by, officers and, so long as a representative of the Borrower is present, independent accountants, all as the Administrative Agent may deem appropriate for the purpose of verifying the various reports delivered pursuant to this Agreement or for otherwise ascertaining compliance with this Agreement. Notwithstanding Section 10.4, unless any such visit or inspection is conducted after the occurrence and during the continuance of a Default or an Event of Default, the Borrower shall not be required to pay any costs or expenses incurred by the Administrative Agent, any Lender or any other Person in connection with such visit or inspection.
SECTION 5.7.    Maintenance of Properties.
Keep its properties which are material to its business in good repair, working order and condition consistent with industry practice, ordinary wear and tear excepted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
SECTION 5.8.    Changes in Character of Business.
Cause the Borrower and its Subsidiaries taken as a whole to be primarily engaged in the vacation ownership, vacation rental and exchange, lodging and franchising and services businesses.
SECTION 5.9.    FCPA; Sanctions.
The Borrower will maintain in effect and enforce policies and procedures designed to promote and achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with the United States Foreign Corrupt Practices Act of 1977, as amended, and other applicable anti-corruption laws and with all applicable Sanctions, except where failure to maintain and enforce such policies and procedures, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

6.	NEGATIVE COVENANTS
From the date of the initial Borrowing hereunder and for so long as any amount shall remain outstanding or unpaid under this Agreement, unless the Required Lenders shall otherwise consent in writing, the Borrower agrees that it will not, nor will it permit any of its Subsidiaries to, directly or indirectly:
SECTION 6.1.    Limitation on Indebtedness.
Incur, assume or suffer to exist any Indebtedness of any Material Subsidiary except:
(a)    Indebtedness in existence on the Closing Date, or required to be incurred pursuant to a contractual obligation in existence on the Closing Date and any refinancing, extensions, renewals or modifications thereof, so long as such refinancing, renewals, extensions or modifications (i) do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, extended or modified (other than increases to pay fees and expenses incurred in connection therewith), and (ii) rank pari-passu with the Indebtedness being refinanced;

(b)    Indebtedness (including Capital Leases) incurred in connection with or as a component of the purchase price of any property of any Material Subsidiary or that was existing on any property acquired by such Material Subsidiary at the time of acquisition thereof by such Material Subsidiary and assumed in connection with such acquisition (other than Indebtedness issued in connection with, or in anticipation of, such acquisitions) or otherwise incurred to finance the acquisition, construction or improvement of any property (including, without limitation, Indebtedness incurred to finance the cost of acquisition or construction of such property within 24 months after such acquisition or the completion of such improvement or construction); and any refinancing, extension or renewals of such Indebtedness as long as such refinancing, extensions, renewals or modifications (i) do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, extended or modified (other than increases to pay fees and expenses incurred in connection therewith), (ii) do not result in a change of the obligors in respect of such Indebtedness and (iii) rank pari-passu with the Indebtedness being refinanced;
(c)    Guaranty Obligations;
(d)    Indebtedness owing by any Material Subsidiary to the Borrower or any other Subsidiary;
(e)    Indebtedness of any Material Subsidiary issued and outstanding prior to the date on which such Person became a Subsidiary of the Borrower (other than Indebtedness issued in connection with, or in anticipation of, such Person becoming a Subsidiary of the Borrower); provided that immediately prior and on a Pro Forma Basis after giving effect to, such Person becoming a Subsidiary of the Borrower, no Default or Event of Default shall occur or then be continuing and the aggregate principal amount of such Indebtedness, when added to the aggregate outstanding principal amount of Indebtedness permitted by paragraphs (f) and (g) below, shall not exceed the greater of 15% of Consolidated Net Worth and $200,000,000;
(f)    any refinancing, renewal, extension or modification of Indebtedness under paragraph (e) above so long as such refinancing, renewals, extensions or modifications (i) do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, extended or modified (other than increases to pay fees and expenses incurred in connection therewith), and (ii) rank pari-passu with the Indebtedness being refinanced;
(g)    other Indebtedness of any Material Subsidiary in an aggregate principal amount which, when added to the aggregate outstanding principal amount of Indebtedness permitted by paragraphs (e) and (f) above, does not exceed the greater of 15% of Consolidated Net Worth and $200,000,000;
(h)    Securitization Indebtedness;
(i)    derivatives transactions entered into in the ordinary course of business pursuant to hedging programs;
(j)    Non-Recourse Indebtedness in an aggregate principal amount not to exceed $100,000,000;
(k)    Indebtedness of any Material Subsidiary issued and outstanding prior to the date on which such Person became a Material Subsidiary (other than Indebtedness issued in connection with, or in anticipation of, such Person becoming a Material Subsidiary) and any refinancing, renewal, extension or modification of such Indebtedness so long as such refinancing, renewals, extensions or modifications (i) do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, extended, or modified (other than increases to pay fees and expenses incurred in connection therewith) and (ii) rank pari-passu with the Indebtedness being refinanced; and
(l)    Indebtedness of the Borrower pursuant to any Fundamental Document.
If the Material Subsidiary’s action or event meets the criteria of more than one of the types of Indebtedness described in the clauses above, the Borrower in its sole discretion may classify such action or event in one or more clauses (including in part under one such clause and in part under another such clause).

SECTION 6.2.    Consolidation, Merger, Sale of Assets.
(a)    Neither the Borrower nor any of its Material Subsidiaries (in one transaction or series of transactions) will wind up, liquidate or dissolve its affairs, or enter into any transaction of merger or consolidation, except any merger, consolidation, dissolution or liquidation (i) in which the Borrower is the surviving entity or if the Borrower is not a party to such transaction then a Subsidiary is the surviving entity or the successor to the Borrower has unconditionally assumed in writing all of the payment and performance obligations of the Borrower under this Agreement and the other Fundamental Documents, (ii) in which the surviving entity becomes a Subsidiary of the Borrower immediately upon the effectiveness of such merger, consolidation, dissolution or liquidation, or (iii) involving a Subsidiary in connection with a transaction permitted by Section 6.2(b); provided, however, that immediately prior to and on a Pro Forma Basis after giving effect to any such transaction described in any of the preceding clauses (i), (ii) and (iii) no Default or Event of Default has occurred and is continuing.
(b)    The Borrower and its Material Subsidiaries (whether in one transaction or series of related transactions) will not sell or otherwise dispose of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole.
(c)    The Borrower will not reincorporate or reorganize in any jurisdiction outside a state of the United States or the District of Columbia.
SECTION 6.3.    Limitations on Liens.
Suffer any Lien on the property of the Borrower or any of the Material Subsidiaries, except:
(a)    Liens for taxes, assessments, governmental charges and other similar obligations not yet due or which are being contested in good faith by appropriate proceedings;
(b)    Liens incidental to the conduct of its business or the ownership of its assets which were not incurred in connection with the borrowing of money, and which do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;
(c)    Liens securing Indebtedness permitted by Section 6.1(b) if (i) such Liens secure Indebtedness in an amount no greater than cost of the acquisition, construction or improvement of such property so financed (plus fees and expenses incurred in connection therewith); (ii) such Liens do not extend to or cover any property of any Material Subsidiary other than the property so acquired, constructed or improved and, in the case of tangible assets, other property which is an improvement to or is acquired for specific use in connection with such acquired property or which is property being improved by such acquired property and (iii) such transaction does not otherwise violate this Agreement;

(d)    Liens upon real and/or personal property, which property was acquired after the Closing Date (by purchase, construction or otherwise) by the Borrower or any of its Material Subsidiaries, each of which Liens existed on such property before the time of its acquisition and was not created in anticipation thereof; provided, however, that no such Lien shall extend to or cover any property of the Borrower or such Material Subsidiary other than the respective property so acquired and improvements thereon;
(e)    to the extent not covered by clause (b) above, Liens securing judgments which do not constitute an Event of Default;
(f)    Liens created under any Fundamental Document;
(g)    Liens existing on the Closing Date and any extensions or renewals thereof;
(h)    Liens securing (or covering property constituting the source of payment for) any Indebtedness permitted pursuant to clauses (d), (h) or (j) of Section 6.1;
(i)    to the extent not covered by clause (h) above, Liens on equity interests or other securities issued by a Securitization Entity, securing (or covering property constituting the source of payment for) Securitization Indebtedness; and
(j)    other Liens securing obligations having an aggregate principal amount not to exceed the greater of 15% of Consolidated Net Worth and $200,000,000.
If the Borrower’s or the Material Subsidiary’s action or event meets the criteria of more than one of the types of Liens described in the clauses above, the Borrower in its sole discretion may classify such action or event in one or more clauses (including in part under one such clause and in part under another such clause).
SECTION 6.4.    [Intentionally Omitted].
SECTION 6.5.    Consolidated Leverage Ratio.
Permit the Consolidated Leverage Ratio as of the last day of any Rolling Period, commencing with the Rolling Period ending March 31, 2015, to be greater than 4.25 to 1.0; provided that such maximum ratio may be increased by the Borrower to 5.0 to 1.0 for a period of twelve months after the consummation of a Material Acquisition; provided further, that the maximum Consolidated Leverage Ratio may only be increased as described above for not more than two such twelve month periods during the term of this Agreement, which periods may not be consecutive.
SECTION 6.6.    Consolidated Interest Coverage Ratio.
Permit the Consolidated Interest Coverage Ratio as of the last day of any Rolling Period, commencing with the Rolling Period ending March 31, 2015, to be less than 2.5 to 1.0.
SECTION 6.7.    Accounting Practices.
Establish a fiscal year ending on any date other than December 31, or modify or change accounting treatments or reporting practices except as otherwise required or permitted by GAAP or the SEC.

SECTION 6.8.    FCPA.
Use, directly or, to the knowledge of the Borrower, indirectly by the Borrower or any Subsidiary, proceeds of any Borrowing for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or other applicable anti-corruption laws.

7.	EVENTS OF DEFAULT
In the case of the happening and during the continuance of any of the following events (herein called “Events of Default”):
(a)    any representation or warranty made by the Borrower in this Agreement or any other Fundamental Document or in connection with this Agreement or with the Borrowings hereunder, or any statement or representation made in any report, financial statement, certificate or other document furnished by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent or any Lender under or in connection with this Agreement, shall prove to have been false or misleading in any material respect when made or delivered;
(b)    default shall be made in the payment of any principal of or interest on any Loan or of any fees or other amounts payable by the Borrower hereunder, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise, and (i) in the case of payments of interest, such default shall continue unremedied for five days, and (ii) in the case of payments other than of any principal amount of or interest on any Loan, such default shall continue unremedied for five days after written notice of non-payment has been received by the Borrower from the Administrative Agent;
(c)    default shall be made in the due observance or performance of any covenant, condition or agreement contained in Section 5.1(e) (with respect to notice of Default or Events of Default) or Section 6 of this Agreement;
(d)    default shall be made by (i) the Borrower in the due observance or performance of any covenant, condition or agreement contained in Section 5.2(b) and such default shall continue unremedied for thirty days after the Borrower has, or should reasonably have had, knowledge of such default or (ii) by the Borrower in the due observance or performance of any other covenant, condition or agreement to be observed or performed pursuant to the terms of this Agreement, or any other Fundamental Document and such default shall continue unremedied for thirty days after notice has been given to the Borrower by the Administrative Agent of such default;
(e)    (i) default in payment shall be made with respect to any Indebtedness of the Borrower or any of its Material Subsidiaries (other than Securitization Indebtedness) where the amount or amounts of such Indebtedness exceeds $50,000,000 in the aggregate; or (ii) default in payment or performance shall be made with respect to any Indebtedness of the Borrower or any of its Material Subsidiaries (other than Securitization Indebtedness) where the amount or amounts of such Indebtedness exceeds $50,000,000 in the aggregate, if the effect of such default is to result in the acceleration of the maturity of such Indebtedness; or (iii) any other circumstance shall arise (other than the mere passage of time) by reason of which the Borrower or any Material Subsidiary of the Borrower is required to redeem or repurchase, or offer to holders the opportunity to have redeemed or repurchased, any such Indebtedness (other than Securitization Indebtedness) where the amount or amounts of such Indebtedness exceeds $50,000,000 in the aggregate; provided that clause (iii) shall not apply to secured Indebtedness that becomes due as a result of a voluntary sale of the property or assets securing such Indebtedness or Indebtedness that is redeemed or repurchased at the option of the Borrower or any of its Material Subsidiaries; provided, that clauses (ii) and (iii) shall not apply to any Indebtedness of any Subsidiary issued and outstanding prior to the date such Subsidiary became a Material Subsidiary of the Borrower (other than Indebtedness issued in connection with, or in anticipation of, such Subsidiary becoming a Material Subsidiary of the Borrower) if such default or circumstance arises solely as a result of a “change of control” provision applicable to such Indebtedness which becomes operative as a result of the acquisition of such Subsidiary by the Borrower or any of its Subsidiaries; and provided, further, that in the case of any derivative transaction described in Section 6.1(i), each reference in this clause (e) to the amount of $50,000,000 shall mean the amount payable by the Borrower or any of its Material Subsidiaries in connection with a default or “other circumstance” described in clause (i), (ii) or (iii) and not to the notional amount of such derivative transaction;
(f)    the Borrower or any of its Material Subsidiaries shall generally not pay its debts as they become due or shall admit in writing its inability to pay its debts, or shall make a general assignment for the benefit of creditors; or the Borrower or any of its Material Subsidiaries shall commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property or shall file an answer or other pleading in any such case, proceeding or other action admitting the material allegations of any petition, complaint or similar pleading filed against it or consenting to the relief sought therein; or the Borrower or any Material Subsidiary thereof shall take any action to authorize any of the foregoing;
(g)    any involuntary case, proceeding or other action against the Borrower or any of its Material Subsidiaries shall be commenced seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, and such case, proceeding or other action (i) results in the entry of any order for relief against it or (ii) shall remain undismissed for a period of sixty days;
(h)    the occurrence of a Change in Control;
(i)    final judgment(s) for the payment of money in excess of $50,000,000 (to the extent not paid or covered by insurance) shall be rendered against the Borrower or any of its Material Subsidiaries which within thirty days from the entry of such judgment shall not have been discharged or stayed pending appeal or which shall not have been discharged within thirty days from the entry of a final order of affirmance on appeal; or
(j)    an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred (with respect to which the Borrower has a liability which has not yet been satisfied), would result in a Material Adverse Effect;
then, in every such event and at any time thereafter during the continuance of such event, the Administrative Agent may or shall, if directed by the Required Lenders, take any or all of the following actions, at the same or different times: declare the principal of and the interest on the Loans and all other amounts payable hereunder or thereunder to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without presentment, demand, protest, notice of acceleration, notice of intent to accelerate or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement to the contrary notwithstanding. If an Event of Default specified in paragraphs (f) or (g) above shall have occurred, the principal of and interest on the Loans and all other amounts payable hereunder or thereunder shall thereupon and concurrently become due and payable without presentment, demand, protest, notice of acceleration, notice of intent to accelerate or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement to the contrary notwithstanding and any commitment of the Lenders to make Loans shall thereupon forthwith terminate.

8.	THE ADMINISTRATIVE AGENT
SECTION 8.1.    Administration by Administrative Agent.
The general administration of the Fundamental Documents and any other documents contemplated by this Agreement shall be by the Administrative Agent or its designees. Each of the Lenders hereby irrevocably authorizes the Administrative Agent, at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Fundamental Documents and any other documents contemplated by this Agreement as are delegated by the terms hereof or thereof, as appropriates together with all powers reasonably incidental thereto. The Administrative Agent shall have no duties or responsibilities except as set forth in the Fundamental Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.9), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries or Affiliates that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.9) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein. Any Lender which is not the Administrative Agent (regardless of whether such Lender bears the title of any other Agent or any similar title, as indicated on the signature pages hereto) for the credit facility hereunder shall not have any duties or responsibilities except as a Lender hereunder.
SECTION 8.2.    Advances and Payments.
(a)    On the date of each Borrowing, the Administrative Agent shall be authorized (but not obligated) to advance, for the account of each of the Lenders, the amount of the Loan to be made by it in accordance with this Agreement. Each of the Lenders hereby authorizes and requests the Administrative Agent to advance for its account, pursuant to the terms hereof, the amount of the Loan to be made by it, unless with respect to any Lender, such Lender has theretofore specifically notified the Administrative

Agent that such Lender does not intend to fund that particular Loan. Each of the Lenders agrees forthwith to reimburse the Administrative Agent in immediately available funds for the amount so advanced on its behalf by the Administrative Agent pursuant to the immediately preceding sentence. If any such reimbursement is not made in immediately available funds on the same day on which the Administrative Agent shall have made any such amount available on behalf of any Lender in accordance with this Section 8.2, such Lender shall pay interest to the Administrative Agent at a rate per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Notwithstanding the preceding sentence, if such reimbursement is not made by the second Business Day following the day on which the Administrative Agent shall have made any such amount available on behalf of any Lender or such Lender has indicated that it does not intend to reimburse the Administrative Agent, the Borrower shall immediately pay such unreimbursed advance amount (plus any accrued, but unpaid interest at the rate applicable to ABR Loans) to the Administrative Agent.
(b)    Any amounts received by the Administrative Agent in connection with this Agreement the application of which is not otherwise provided for shall be applied, in accordance with each of the Lenders’ pro rata interest therein where applicable, first, to pay amounts payable to the Administrative Agent solely in its capacity as such, second, to pay accrued but unpaid interest on the Loans, third, to pay the principal balance outstanding on the Loans, and fourth to pay other amount payable to the Leaders. All amounts to be paid to any of the Lenders by the Administrative Agent shall be credited to the Lenders, promptly after collection by the Administrative Agent, in immediately available funds either by wire transfer or deposit in such Lender’s correspondent account with the Administrative Agent, or as such Lender and the Administrative Agent shall from time to time agree.
SECTION 8.3.    Sharing of Setoffs.
Each of the Lenders agrees that if it shall, through the operation of Section 2.21 hereof or the exercise of a right of bank’s lien, setoff or counterclaim against the Borrower, including, but not limited to, a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim and received by such Lender under any applicable bankruptcy, insolvency or other similar law, or otherwise, obtain payment in respect of its Loans as a result of which the unpaid portion of its Loans, is proportionately less than the unpaid portion of any of the other Lenders (a) it shall promptly purchase at par (and shall be deemed to have thereupon purchased) from such other Lenders a participation in the Loans of such other Lenders, so that the aggregate unpaid principal amount of each of the Lenders’ Loans and its participation in Loans of the other Lenders shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to the obtaining of such payment was to the principal amount of all Loans outstanding prior to the obtaining of such payment and (b) such other adjustments shall be made from time to time as shall be equitable to ensure that the Lenders share such payment pro rata.
SECTION 8.4.    Notice to the Lenders.
Upon receipt by the Administrative Agent from the Borrower of any communication calling for an action on the part of the Lenders, or upon notice to the Administrative Agent of any Event of Default, the Administrative Agent will in turn immediately inform the other Lenders in writing (which shall include electronic communications, if arrangements for doing so have been approved by the applicable Lender) of the nature of such communication or of the Event of Default, as the case may be.

SECTION 8.5.    Liability of Administrative Agent.
(a)    The Administrative Agent, when acting on behalf of the Lenders may execute any of its duties under this Agreement by or through its officers, agents, or employees and neither the Administrative Agent nor its directors, officers, agents, or employees shall be liable to the Lenders or any of them for any action taken or omitted to be taken in good faith, or be responsible to the Lenders or to any of them for the consequences of any oversight or error of judgment, or for any loss, unless the same shall happen through its gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction. The Administrative Agent and its directors, officers, agents, and employees shall in no event be liable to the Lenders or to any of them for any action taken or omitted to be taken by it pursuant to instructions received by it from the Required Lenders or in reliance upon the advice of counsel selected by it. Without limiting the foregoing, neither the Administrative Agent nor any of its directors, officers, employees, or agents shall be responsible to any of the Lenders for the due execution, validity, genuineness, effectiveness, sufficiency, or enforceability of, or for any statement, warranty, or representation in, or for the perfection of any security interest contemplated by, this Agreement or any related agreement, document or order, or for the designation or failure to designate this transaction as a “Highly Leveraged Transaction” for regulatory purposes, or shall be required to ascertain or to make any inquiry concerning the performance or observance by the Borrower of any of the terms, conditions, covenants, or agreements of this Agreement or any related agreement or document.
(b)    Neither the Administrative Agent nor any of its directors, officers, employees, or agents shall have any responsibility to the Borrower on account of the failure or delay in performance or breach by any of the Lenders or the Borrower of any of their respective obligations under this Agreement or any related agreement or document or in connection herewith or therewith.
(c)    The Administrative Agent, in such capacity hereunder, shall be entitled to rely on any communication, instrument, or document reasonably believed by it to be genuine or correct and to have been signed or sent by a Person or Persons believed by it to be the proper Person or Persons, and it shall be entitled to rely on advice of legal counsel, independent public accountants, and other professional advisers and experts selected by it.
SECTION 8.6.    Reimbursement and Indemnification.
Each of the Lenders severally and not jointly agrees (to the extent not reimbursed or otherwise paid by the Borrower (pursuant to Section 10.4 or 10.5 hereof)) (i) to reimburse the Administrative Agent, the Syndication Agents and the Bookrunners in the amount of its Applicable Percentage, for any expenses and fees incurred in their respective capacities as such for the benefit of the Lenders under the Fundamental Documents, including, without limitation, counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, and any other expense incurred in connection with the administration or enforcement thereof; and (ii) to indemnify and hold harmless the Administrative Agent, the Syndication Agents and the Bookrunners and any of their respective directors, officers, employees, or agents, on demand, in the amount of its Applicable Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it or any of them in their respective capacities as such in any way relating to or arising out of the Fundamental Documents or any action taken or omitted by it or any of them under the Fundamental Documents to the extent not reimbursed by the Borrower or one of its Subsidiaries (except such as shall result from the gross negligence or willful misconduct of the Person seeking indemnification as determined by a final and non-appealable judgment of a court of competent jurisdiction).

SECTION 8.7.    Rights of Administrative Agent.
It is understood and agreed that JPMorgan Chase Bank, N.A. shall have the same rights and powers hereunder (including the right to give such instructions) as the other Lenders and may exercise such rights and powers, as well as its rights and powers under other agreements and instruments to which it is or may be party, and engage in other transactions with the Borrower or any Subsidiary or other Affiliate thereof as though it were not the Administrative Agent on behalf of the Lenders under this Agreement.
The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent; provided that no such delegation shall limit or reduce in any way the Administrative Agent’s duties and obligations to the Borrower under this Agreement. The Administrative Agent and any such sub-agent, and any Affiliate of the Administrative Agent or any such sub-agent, may perform any and all its duties and exercise its rights and powers through their respective directors, officers, employees, agents and advisors. The exculpatory provisions of Section 8.5 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
SECTION 8.8.    Independent Investigation by Lenders.
Each of the Lenders acknowledges that it has decided to enter into this Agreement and to make the Loans hereunder, and will continue to make such decisions, based on its own analysis of the transactions contemplated hereby, based on such documents and other information as it has deemed appropriate and on the creditworthiness of the Borrower and agrees that the Administrative Agent shall not bear responsibility therefor.
SECTION 8.9.    Notice of Transfer.
The Administrative Agent may deem and treat any Lender which is a party to this Agreement as the owners of such Lender’s respective portions of the Loans for all purposes, unless and until a written notice of the assignment or transfer thereof executed by any such Lender shall have been received by the Administrative Agent and become effective pursuant to Section 10.3.
SECTION 8.10.    Successor Administrative Agent.
The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor, which successor shall (i) unless an Event of Default has occurred and is continuing, be approved in writing by the Borrower and (ii) be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders (and approved by the Borrower, if applicable) and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth in clauses (i) and (ii) of the prior sentence; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender; provided further that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Fundamental Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Fundamental Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Fundamental Documents, the provisions of this Section 8, Section 10.4 and Section 10.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent
SECTION 8.11.    Agents Generally.
Except as expressly set forth herein, neither any Agent nor any joint lead arranger or joint bookrunner listed on the cover page hereof shall have any powers, duties or responsibilities hereunder or under any other Fundamental Document in its capacity as such; and shall incur no liability, under this Agreement and the other Fundamental Documents.

9.	INTENTIONALLY OMITTED

10.	MISCELLANEOUS
SECTION 10.1.    Notices.
(a)    Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (c) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to the Administrative Agent, to JPMorgan Chase Bank, N.A., JPMorgan Loan Services, 500 Stanton Christiana Road, Ops 2, 3rd Floor, Newark, DE, 19713, Attention of Loan and Agency Services Group (Facsimile No. 302-634-3301);
(ii)    if to the Borrower for administrative purposes, to it at 22 Sylvan Way, Parsippany, NJ 07054, Attention of Treasurer (Facsimile No. 973-753-6844; Email: Jeffrey.leuenberger@wyn.com) or Assistant Treasurer (Facsimile No. 973-753-6730; Email: frank.sassano@wyn.com);
(iii)    if to the Borrower in connection with any notice given pursuant to Article VII, to it at 22 Sylvan Way, Parsippany, NJ 07054, Attention of Corporate Secretary (Facsimile No. 973-753-6545; Email: jennifer.giampietro@wyn.com or steve.meetre@wyn.com) and to the Treasurer or Assistant Treasurer as described in clause (iii) above, with a copy to Kirkland & Ellis LLP, 601 Lexington Avenue, New York, NY 10022, Attention of Jason Kanner (Facsimile No. 212-446-4900; Email: Jason.kanner@kirkland.com); and

(iv)    if to a Lender, to it at its address notified to the Administrative Agent (or set forth in its Assignment and Acceptance or other agreement pursuant to which it became a Lender hereunder);
or such other address as such party may from time to time designate by giving written notice to the other parties hereunder.
(b)    Any party hereto may change its address or facsimile number and other communications hereunder for notices and other communications hereunder by notice to the other parties hereto. Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (c) below, shall be effective as provided in such subsection (c).
(c)    Notices and other communication to the Lenders hereunder may be delivered or furnished by electronic communications (including e‑mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent and the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(d)    Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(e)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials or notices through the platform, any other electronic platform or electronic messaging service, or through the Internet, In addition, in no event shall the Administrative

Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
SECTION 10.2.    Survival of Agreement, Representations and Warranties, etc.
All warranties, representations and covenants made by the Borrower herein or in any certificate or other instrument delivered by it or on its behalf in connection with this Agreement shall be considered to have been relied upon by the Administrative Agent and the Lenders and shall survive the making of the Loans herein contemplated regardless of any investigation made by the Administrative Agent or the Lenders or on their behalf and shall continue in full force and effect so long as any amount due or to become due hereunder is outstanding and unpaid. All statements in any such certificate or other instrument shall constitute representations and warranties by the Borrower hereunder.
SECTION 10.3.    Successors and Assigns; Syndications; Loan Sales; Participations.
(a)    Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party (provided, however, that the Borrower may not assign its rights hereunder without the prior written consent of all the Lenders), and all covenants, promises and agreements by, or on behalf of, the Borrower which are contained in this Agreement shall inure to the benefit of the successors and assigns of the Lenders.
(b)    Each of the Lenders may assign to an Eligible Assignee all or a portion of its interests, rights and obligations under this Agreement (including, without limitation, all or a portion of its Loans at the time owing to it); provided, however, that (1) the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Lender) shall be in a minimum principal amount of $5,000,000 (or, if less, the remaining portion of the assigning Lender’s rights and obligations under this Agreement) unless otherwise agreed by the Borrower and the Administrative Agent, (2) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register (as defined below), an Assignment and Acceptance, together with a processing and recordation fee of $3,500 and (3) no Lender shall assign or sell participations of all or a portion of its interest in a Loan to any Person who is (A) listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation; or (B) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515. Upon such execution, delivery, acceptance and recording, and from and after the effective date specified in each Assignment and Acceptance, which effective date shall be not earlier than five Business Days (or such shorter period approved by the Administrative Agent) after the date of acceptance and recording by the Administrative Agent, (x) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of the assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto).
(c)    Notwithstanding the other provisions of this Section 10.3, each Lender may at any time make an assignment of its interests, rights and obligations under this Agreement to (i) any Affiliate of such Lender or (ii) any other Lender hereunder without the consent of the Borrower provided that it meets the registration requirements in Section 10.3(b)(3).

(d)    By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in, or in connection with, this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Fundamental Documents or any other instrument or document furnished pursuant hereto or thereto; (ii) such Lender assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Fundamental Documents; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 5.1(a) and 5.1(b) (or if none of such financial statements shall have then been delivered, then copies of the financial statements referred to in Section 3.4 hereof) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the assigning Lender, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Fundamental Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will be bound by the provisions of this Agreement and will perform in accordance with its terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
(e)    The Administrative Agent, on behalf of the Borrower, shall maintain at its address at which notices are to be given to it pursuant to Section 10.1, a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and the principal and interest amounts of the Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Fundamental Documents, notwithstanding any notice to the contrary. Any assignment shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.
(f)    Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee and the processing and recordation fee, the Administrative Agent (subject to the right, if any, of the Borrower to require its consent thereto) shall, if such Assignment and Acceptance has been completed and is substantially in the form of Exhibit B hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt written notice thereof to the Borrower.
(g)    Each of the Lenders may, without the consent of the Borrower, the Administrative Agent, sell participations to an Eligible Assignee (a “Participant”) in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) any such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Participant shall not be granted any voting rights under this Agreement, except with respect to matters requiring the consent of each of the Lenders hereunder, (iii) any such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iv) the participating banks or other entities shall be entitled to the cost protection provisions of Sections 2.17, 2.19 and 2.23 hereof (and subject to the limitations and obligations thereof) but a Participant shall not be entitled to receive pursuant to such provisions an amount larger than its share of the amount to which the Lender granting such participation would have been entitled to receive; provided that a Participant shall not be entitled to the benefits of Section 2.23 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.23(e) as though it were a Lender, and (v) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register in which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, and such Lender, the Administrative Agent and the Borrower shall treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for purposes of this Agreement, notwithstanding notice to the contrary.
(h)    The Lenders may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.3, disclose to the assignee or Participant or proposed assignee or Participant, any information, including confidential information, relating to the Borrower furnished to the Administrative Agent by or on behalf of the Borrower; provided that prior to any such disclosure, each such assignee or Participant or proposed assignee or Participant agrees in writing to be bound by either the confidentiality provisions of Section 10.15 or other provisions at least as restrictive as Section 10.15.
(i)    Each Lender hereby represents that it is a commercial lender or financial institution which makes loans in the ordinary course of its business and that it will make the Loans hereunder for its own account in the ordinary course of such business; provided, however, that, subject to preceding clauses (a) through (h), the disposition of the Indebtedness held by that Lender shall at all times be within its exclusive control.
(j)    Any Lender may at any time and from time to time pledge, or otherwise grant a security interest in, all or a portion of its rights under this Agreement, including any such pledge or grant to any Federal Reserve Bank or any other central bank, and, with respect to any Lender which is a fund, to the fund’s trustee in support of its obligations to such trustee, and this Section shall not apply to any such pledge or grant; provided that no such pledge or grant shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto. The Borrower shall, upon receipt of a written request from any Lender, issue a Note to facilitate such transactions.
(k)    Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to Section 2.1 or 2.8, provided that (i) nothing herein shall constitute a commitment to make any Loan by any SPC and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan or fund any other obligation required to be funded by it hereunder, the Granting Lender shall be obligated to make such Loan or fund such obligation pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall satisfy the obligation of the Granting Lenders to make Loans to the same extent, and as if, such Loan were made by the Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any payment under this Agreement for which a Lender would otherwise be liable, for so long as, and to the extent, the related Granting Lender makes such payment. In furtherance of the foregoing, each party hereto hereby agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any SPC, it will not institute against or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 10.3 any SPC may (i) with notice to, but without the prior written consent of, the Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loan to its Granting Lender or to any financial institutions providing liquidity and/or credit facilities to or for the account of such SPC to fund the Loans made by SPC or to support the securities (if any) issued by such SPC to fund such Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit or liquidity enhancement to such SPC.
SECTION 10.4.    Expenses.
Whether or not the transactions hereby contemplated shall be consummated, the Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Syndication Agents and the Bookrunners in connection with the syndication, preparation, execution, delivery and administration of this Agreement and the other Fundamental Documents (and any actual or proposed amendment, modification or waiver of this Agreement or the other Fundamental Documents), the making of the Loans, the reasonable and documented fees and disbursements of Kaye Scholer LLP, counsel to the Administrative Agent, as well as all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Syndication Agents and the Lenders in connection with any restructuring or workout of this Agreement or in connection with the enforcement or protection of the rights of the Administrative Agent, the Syndication Agents and the Lenders in connection with this Agreement or any other Fundamental Document, and with respect to any action which may be instituted by any Person against the Administrative Agent, any Syndication Agent or any Lender in respect of the foregoing, or as a result of any transaction, action or nonaction arising from the foregoing, including but not limited to the reasonable and documented fees and disbursements of any counsel for the Administrative Agent, the Syndication Agents or the Lenders; provided, however, that the Borrower shall not be liable for the fees and expenses of more than one separate firm for the Lenders, unless there shall exist an actual conflict of interest among such Persons, and in such case, not more than two separate firms, in connection with any one such action or any separate but substantially similar or related actions in the same jurisdiction, nor shall the Borrower be liable for any settlement or any proceeding effected without the Borrower’s written consent. Such payments shall be made on the Closing Date and thereafter on demand. The obligations of the Borrower under this Section shall survive the termination of this Agreement and/or the payment of the Loans.
SECTION 10.5.    Indemnity.
Further, by the execution hereof, the Borrower agrees to indemnify and hold harmless the Administrative Agent, the Syndication Agents, the Bookrunners and the Lenders and their respective directors, officers, employees, advisors, Affiliates and agents (each, an “Indemnified Party”) from and against any and all expenses (including reasonable and documented fees and disbursements of counsel), losses, claims, damages and liabilities arising out of any claim, litigation, investigation or proceeding (regardless of whether any such Indemnified Party is a party thereto) in any way relating to the transactions contemplated hereby or the use or proposed use of the proceeds, IN ALL CASES, WHETHER OR NOT

CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE, but excluding therefrom all expenses, losses, claims, damages, and liabilities arising out of or resulting from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification or any of its Related Parties as determined by a final and nonappealable judgment of a court of competent jurisdiction, provided, however, the Borrower shall not be liable for the fees and expenses of more than one separate firm for all such Indemnified Parties (unless there shall exist an actual conflict of interest among such Indemnified Parties, and in such case, not more than two separate firms) in connection with any one such action or any separate but substantially similar or related actions in the same jurisdiction, nor shall the Borrower be liable for any settlement of any proceeding effected without the Borrower’s written consent, and provided further, however, that this Section 10.5 shall not be construed to expand the scope of the reimbursement obligations of the Borrower specified in Section 10.4. The obligations of the Borrower under this Section 10.5 shall survive the termination of this Agreement and/or payment of the Loans. No Indemnified Party shall be liable for any special, indirect, consequential or punitive damages in connection with its activities relating to this Agreement and the other Fundamental Documents.
SECTION 10.6.    CHOICE OF LAW.
THIS AGREEMENT AND THE NOTES HAVE BEEN EXECUTED AND DELIVERED IN THE STATE OF NEW YORK AND SHALL IN ALL RESPECTS BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF SUCH STATE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE AND, IN THE CASE OF PROVISIONS RELATING TO INTEREST RATES, ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.
SECTION 10.7.    No Waiver.
No failure on the part of the Administrative Agent or any Lender to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.
SECTION 10.8.    Extension of Maturity.
Except as otherwise specifically provided in Section 1 or 8 hereof, should any payment of principal, interest or any other amount due hereunder become due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of principal, interest shall be payable thereon at the rate herein specified during such extension.
SECTION 10.9.    Amendments, etc.
(a)    Except as expressly set forth in this Agreement (including in Section 2.16), no modification, amendment or waiver of any provision of this Agreement, and no consent to any departure by the Borrower herefrom or therefrom, shall in any event be effective unless the same shall be in writing and signed or consented to in writing by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given; provided, however, that no such modification or amendment shall without the written consent of each Lender affected thereby (i) increase or extend the expiration date of the Commitment of a Lender, (ii) alter the stated maturity or principal amount of any installment of any Loan or decrease the rate of interest payable thereon or extend the scheduled date of any payment thereof, (iii) waive a default under Section 7(b) hereof with respect to a scheduled principal installment of any Loan, or (iv) amend Section 2.20, Section 8.2(b) or Section 8.3, in each case, in a manner that would alter the pro rata sharing of payments required thereby; and provided, further that, except to the extent reasonably necessary to give effect to Section 2.16, no such modification or amendment shall without the written consent of all of the Lenders (x) amend or modify any provision of this Agreement which provides for the unanimous consent or approval of the Lenders or (y) amend this Section 10.9 or the definition of Required Lenders. No such amendment or modification may adversely affect the rights and obligations of the Administrative Agent hereunder without its prior written consent. No notice to or demand on the Borrower shall entitle the Borrower to any other or further notice or demand in the same, similar or other circumstances. Each holder of a Note shall be bound by any amendment, modification, waiver or consent authorized as provided herein, whether or not a Note shall have been marked to indicate such amendment, modification, waiver or consent and any consent by any holder of a Note shall bind any Person subsequently acquiring a Note, whether or not a Note is so marked. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.
(b)    This Agreement may be amended with the consent of the Administrative Agent, the Borrower and any other Person set forth in the applicable section in order to implement the provisions of Sections 2.16(b)-(e).
(c)    Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Fundamental Documents and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.
(d)    Further, notwithstanding anything to the contrary contained in this Section, if the Administrative Agent and Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Fundamental Documents, then the Administrative Agent and Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Fundamental Document if the same is not objected to in writing by the Required Lenders within three Business Days following receipt of notice thereof.
SECTION 10.10.    Severability.
Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
SECTION 10.11.    SERVICE OF PROCESS; WAIVER OF JURY TRIAL.
(a)    THE ADMINISTRATIVE AGENT, EACH LENDER AND THE BORROWER HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE STATE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY AND TO THE JURISDICTION OF THE UNITED

STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF BROUGHT BY THE ADMINISTRATIVE AGENT OR A LENDER. THE BORROWER TO THE EXTENT PERMITTED BY APPLICABLE LAW (A) HEREBY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, OR OTHERWISE, IN ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH COURTS, ANY CLAIM THAT IT IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF THE ABOVE‑NAMED COURTS, THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM ATTACHMENT OR EXECUTION, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER OR THAT THIS AGREEMENT OR THE SUBJECT MATTER HEREOF MAY NOT BE ENFORCED IN OR BY SUCH COURT, AND (B) HEREBY WAIVES THE RIGHT TO ASSERT IN ANY SUCH ACTION, SUIT OR PROCEEDING ANY OFFSETS OR COUNTERCLAIMS EXCEPT COUNTERCLAIMS THAT ARE COMPULSORY OR OTHERWISE ARISE FROM THE SAME SUBJECT MATTER. EACH LENDER AND THE BORROWER HEREBY CONSENTS TO SERVICE OF PROCESS BY MAIL AT ITS ADDRESS TO WHICH NOTICES ARE TO BE GIVEN PURSUANT TO SECTION 10.1 HEREOF. THE BORROWER AGREES THAT ITS SUBMISSION TO JURISDICTION AND CONSENT TO SERVICE OF PROCESS BY MAIL IS MADE FOR THE EXPRESS BENEFIT OF THE ADMINISTRATIVE AGENT AND THE LENDERS. FINAL JUDGMENT AGAINST THE BORROWER IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION (A) BY SUIT, ACTION OR PROCEEDING ON THE JUDGMENT, A CERTIFIED OR TRUE COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND THE AMOUNT OF INDEBTEDNESS OR LIABILITY OF THE SUBMITTING PARTY THEREIN DESCRIBED OR (B) IN ANY OTHER MANNER PROVIDED BY, OR PURSUANT TO, THE LAWS OF SUCH OTHER JURISDICTION, PROVIDED, HOWEVER, THAT THE ADMINISTRATIVE AGENT OR A LENDER MAY AT ITS OPTION BRING SUIT, OR INSTITUTE OTHER JUDICIAL PROCEEDINGS AGAINST THE BORROWER OR ANY OF ITS ASSETS IN ANY STATE OR FEDERAL COURT OF THE UNITED STATES OR OF ANY COUNTRY OR PLACE WHERE THE BORROWER OR SUCH ASSETS MAY BE FOUND.
(b)    TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING OR WHETHER IN CONTRACT OR TORT OR OTHERWISE. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED THAT THE PROVISIONS OF THIS SECTION 10.11(b) CONSTITUTE A MATERIAL INDUCEMENT UPON WHICH THE OTHER PARTIES HAVE RELIED, ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.11(b) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF SUCH OTHER PARTY TO THE WAIVER OF ITS RIGHTS TO TRIAL BY JURY.
SECTION 10.12.    Headings.
Section headings used herein are for convenience only and are not to affect the construction of or be taken into consideration in interpreting this Agreement.
SECTION 10.13.    Execution in Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.
SECTION 10.14.    Entire Agreement.
THIS AGREEMENT, THE OTHER FUNDAMENTAL DOCUMENTS, AND THE PROVISIONS OF THE LETTER AGREEMENTS ENTERED INTO FROM TIME TO TIME AMONG THE BORROWER AND ONE OR MORE OF THE BOOKRUNNERS, AGENTS AND/OR THEIR AFFILIATES RELATING TO FEES AND EXPENSES IN CONNECTION WITH THE FACILITY, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
SECTION 10.15.    Confidentiality.
Each of the Administrative Agent and the Lenders agrees that it will not use, either directly or indirectly, any of the Confidential Information except in connection with this Agreement and the transactions contemplated hereby. Neither the Administrative Agent nor any Lender shall disclose to any Person the Confidential Information, except
(a)    to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other professional advisors who need to know the Confidential Information for purposes related to this Agreement or any other Fundamental Document or any transactions contemplated thereby or reasonably incidental to the administration of this Agreement or the other Fundamental Documents (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and agree to keep such Confidential Information confidential in accordance with the provisions of this Section 10.15 or other provisions at least as restrictive as this Section 10.15),
(b)    to the extent requested by any regulatory authority or any self-regulatory body having or claiming jurisdiction or oversight over it or its Affiliates,
(c)    to the extent required by Applicable Law, regulations or by any subpoena or similar legal process, provided that, other than in the case of banking and audit exams, the Administrative Agent or such Lender, as the case may be, shall request confidential treatment of such Confidential Information to the extent permitted by Applicable Law and the Administrative Agent or such Lender, as the case may be, shall, to the extent permitted by Applicable Law, promptly inform the Borrower with respect thereto so that the Borrower may seek appropriate protective relief to the extent permitted by Applicable Law, provided further that in the event that such protective remedy or other remedy is not obtained, the Administrative Agent or such Lender, as the case may be, shall furnish only that portion of the Confidential Information that is legally required and shall disclose the Confidential Information in a manner reasonably designed to preserve its confidential nature,
(d)    to any other Lender party to this Agreement,
(e)    in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder,
(f)    subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations,
(g)    with the prior written consent of the Borrower or
(h)    to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.15 or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower, its Affiliates or Representatives, which source, to the reasonable knowledge of the Administrative Agent or any Lender, as may be appropriate, is not prohibited from disclosing such Confidential Information to the Administrative Agent or such Lender by a contractual, legal or fiduciary obligation, to the Borrower, the Administrative Agent or any Lender.
Neither the Administrative Agent nor any Lender shall make any public announcement, advertisement, statement or communication regarding the Borrower, its Affiliates or this Agreement or the transactions contemplated hereby without the prior written consent of the Borrower, except that the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Fundamental Documents, and the Commitments. The obligations of the Administrative Agent and each Lender under this Section 10.15 shall survive the termination or expiration of this Agreement.
SECTION 10.16.    USA PATRIOT Act.
Each Lender and the Administrative Agent hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent to identify the Borrower in accordance with the Act. The Borrower shall promptly provide such information upon request by the Administrative Agent or any Lender to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act. In connection therewith, the Administrative Agent and each Lender hereby agrees that the confidentiality provisions set forth in Section 10.15 shall apply to any non-public information provided to it by the Borrower pursuant to this Section 10.16.
SECTION 10.17.    Replacement of Lenders.
If any Lender refuses to consent to an amendment, modification or waiver of this Agreement that is approved by the Required Lenders pursuant to Section 10.9 (a “Non-Consenting Lender”), if any Lender makes a claim for payment under Section 2.17 or 2.18, if any Lender is a Defaulting Lender, or under any other circumstances set forth herein expressly providing that the Borrower shall have the right to replace a Lender as a party to this Agreement, the Borrower may, upon notice to such Lender and the Administrative Agent and subject to Section 2.19, replace such Lender by causing such Lender to assign its Commitment (with the assignment fee to be paid by the Borrower in such instance) pursuant to Section 10.3 to one or more Eligible Assignees procured by the Borrower upon receipt of accrued fees and interest and all other amounts due and owing to it.
SECTION 10.18.    No Advisory or Fiduciary Responsibility.
In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Fundamental Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that:

(i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lenders and the other Agents are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Lenders and the other Agents, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Fundamental Documents; (ii) (A) the Administrative Agent, each Lender and each other Agent has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor any Lender or other Agent has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Fundamental Documents; and (iii) the Administrative Agent, the Lenders and the other Agents and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any Lender or other Agent has any obligation to disclose any of such interests to the Borrower or its Affiliates.  The Borrower hereby agrees that it will not claim that any of the Administrative Agent, the Lenders and the other Agents has rendered advisory services of any nature or respect or owes a fiduciary duty or similar duty to the Borrower in connection with any aspect of any transaction contemplated hereby.
SECTION 10.19.    Acknowledgment and Consent to Bail-in of EEA Financial Institutions.
Notwithstanding anything to the contrary in any Fundamental Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Fundamental Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Fundamental Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
SECTION 10.20.    Electronic Execution of Assignments and Certain Other Documents.
The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Acceptance, amendments or other modifications, Borrowing notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and the year first above written.
WYNDHAM WORLDWIDE CORPORATION,
as Borrower

By: /s/ Jeffrey Leuenberger
Name: Jeffrey Leuenberger
Title: Senior Vice President and Treasurer

JPMORGAN CHASE BANK, N.A, as Administrative Agent and Lender

By: /s/ Nadeige Dang
Name: Nadeige Dang
Title: Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Co-Syndication Agent and Lender

By: /s/ James Travagline
Name: James Travagline
Title: Director

BANK OF AMERICA, N.A., as Co-Syndication Agent and Lender

By: /s/ Suzanne E. Pickett
Name: Suzanne E. Pickett
Title: Vice President

BRANCH BANKING AND TRUST COMPANY,
as Lender

By: /s/ Jeff Skalka
Name: Jeff Skalka
Title: Vice President

SUNTRUST BANK, as Lender

By: /s/ Johnetta Bush
Name: Johnetta Bush
Title: Vice President

AUSTRALIA AND NEW ZEALAND BANKING
GROUP LIMITED, as Lender

By: /s/ Robert Grillo
Name: Robert Grillo
Title: Director

COMPASS BANK, as Lender

By: /s/ Brian Tuerff
Name: Brian Tuerff
Title: Senior Vice President

THE BANK OF NOVA SCOTIA, as Lender

By: /s/ Michael Grad
Name: Michael Grad
Title: Director

U.S. BANK NATIONAL ASSOCIATION, as Lender

By: /s/ Allison Burgun
Name: Allison Burgun
Title: Vice President

COMERICA BANK, as Lender

By: /s/ Mark J. Leveille
Name: Mark J. Leveille
Title: Vice President

BANK OF HAWAII, as Lender

By: /s/ John McKenna
Name: John McKenna
Title: Senior Vice President

SIGNATURE PAGE TO CREDIT AGREEMENT

Schedule 2.1

Commitments and Applicable Percentages

Lender	Commitment	Applicable Percentage
JPMorgan Chase Bank, N.A.	$46,000,000.00	14.153846154
Wells Fargo Bank, National Association	$46,000,000.00	14.153846154
Bank of America, N.A.	$46,000,000.00	14.153846154
Branch Banking and Trust Company	$35,000,000.00	10.769230769
SunTrust Bank	$35,000,000.00	10.769230769
Australia and New Zealand Banking Group Limited	$23,000,000.00	7.076923077
Compass Bank	$23,000,000.00	7.076923077
The Bank of Nova Scotia	$23,000,000.00	7.076923077
US Bank, National Association	$23,000,000.00	7.076923077
Comerica Bank	$15,000,000.00	4.615384615
Bank of Hawaii	$10,000,000.00	3.076923077
Total	$325,000,000.00	100.000000000%

Schedule 3.16

MATERIAL SUBSIDIARIES

1. Wyndham Hotel Group LLC
2. Wyndham Destination Network, Inc.
3. Wyndham Destination Network Subsidiary, LLC
4. Wyndham Vacation Ownership, Inc.
5. WER Luxembourg I SARL
6. WER Luxembourg II SARL
7. PointLux S.a.r.l
8. EMEA Holdings C. V.

EXHIBIT A

FORM OF
OPINION OF KIRKLAND & ELLIS LLP

March [__], 2016
To the Agents
and each of the Lenders under the
Credit Agreement (referred to below)
on the date hereof (the “Lenders”):

Re:
Credit Agreement dated as of the date hereof, by and among WYNDHAM WORLDWIDE CORPORATION, a Delaware corporation (the “Borrower”), the financial institutions from time to time party thereto as lenders (the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION and BANK OF AMERICA, N.A., as co-syndication agents (the “Co-Syndication Agents”), and JPMORGAN CHASE BANK, N.A., as administrative agent (the “Administrative Agent”; together with the Co-Syndication Agents, the “Agents”) for the Lenders (such credit agreement herein referred to as the “Credit Agreement”)

Ladies and Gentlemen:
We are issuing this opinion letter in our capacity as counsel to and at the request of the Borrower in respect of the Credit Agreement.
The opinions expressed herein are being provided pursuant to Section 4.1(e) of the Credit Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement (with references herein to the Credit Agreement and each document defined therein meaning the Credit Agreement and each such document as executed and delivered on the date hereof). The Lenders and the Agents are sometimes referred to in this opinion letter as “you”.
In connection with the preparation of this letter, we have, among other things, reviewed executed counterparts of:

(a)	the Credit Agreement; and

(b)	[the Notes delivered to the Lenders on the date hereof.]

For purposes hereof, the documents listed in items (a) and (b) above (each in the form reviewed by us for purposes of this opinion letter) are called the “Operative Documents.” The term “Organizational Documents” whenever used in the letter means the certificate of incorporation of the Borrower, and the by-laws of the Borrower, as in effect on the date hereof.
Subject to the assumptions, qualifications, exclusions and other limitations which are identified in this opinion letter, we advise you, and with respect to each legal issue addressed in this opinion letter, it is our opinion, that:

1.
The Borrower is a corporation existing and in good standing under the General Corporation Law of the State of Delaware (“DGCL”). For purposes of this opinion, we have relied exclusively upon certificates issued by a governmental authority in the relevant jurisdiction, and such opinions are not intended to provide any conclusion or assurance beyond that conveyed by those certificates.

2.	The Borrower has the corporate power to execute, deliver and perform its obligations under the Operative Documents.

3.	The Borrower has taken the corporate action necessary to authorize its execution, delivery and performance of the Operative Documents.

4.	Each Operative Document has been duly executed and delivered on behalf of the Borrower.

5.	Each of the Operative Documents is a valid and binding obligation of the Borrower and is enforceable against the Borrower in accordance with its terms.

6.
The execution and delivery by the Borrower of the Operative Documents, and the performance by the Borrower of the Operative Documents, will not (i) constitute a violation of the Organizational Documents of the Borrower or (ii) constitute a violation of any applicable provision of existing State of New York law or United States federal statutory law or published governmental regulation applicable to the Borrower, in each case to the extent covered by this opinion letter, or of any applicable provision of the DGCL.

7.
No consent, approval, authorization or order of, or filing with, any United States federal or New York governmental authority or body or any Delaware governmental agency or body acting pursuant to the DGCL is required in order for the Borrower to obtain the right to execute and deliver, or perform its obligations under any Operative Document, except for (i) those obtained or made prior to the date hereof, (ii) consents, approvals, authorizations, orders or filings required in connection with the ordinary course of conduct by the Borrower of its business and ownership or operation by the Borrower of its assets in the ordinary course of business (as to which we express no opinion), (iv) those that may be required under federal securities laws and regulations or state “blue sky” laws and regulations (as to which we express no opinion) or any other laws, regulations or governmental requirements which are excluded from the coverage of this opinion letter and (v) consents, approvals, authorizations, orders or filings that may be required by any banking, insurance or other regulatory statutes to which you may be subject (as to which we express no opinion).

8.	The Borrower is not an “investment company” required to be registered as such under the Investment Company Act of 1940, as amended, or the rules and regulations thereunder.

9.
Assuming application of the proceeds of the Loans as contemplated by the Credit Agreement and, for purposes of Regulation X of the Board of Governors of the Federal Reserve System, no Lender or Agent is subject to Regulation T of the Board of Governors of the Federal Reserve System, the execution and delivery of the Credit Agreement by the Borrower and the making of the Loans under the Credit Agreement will not violate Regulation U or X of the Board of Governors of the Federal Reserve System.

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With your consent, we have assumed for purposes of this letter and the opinions herein:
(a) that each document we have reviewed for purposes of this letter is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine, and that all natural persons who have signed any document have the legal capacity to do so;
(b) that each Operative Document and every other agreement we have examined for purposes of this letter has been duly authorized, executed and delivered by the parties thereto and constitutes a valid and binding obligation of each party to that document, enforceable against each such party in accordance with its respective terms and that each such party has satisfied all legal requirements that are applicable to such party to the extent necessary to entitle such party to enforce such agreement and that each party to any Operative Document is in good standing and validly existing under the laws of its jurisdiction of organization (except that we make no such assumption in this paragraph (b) with respect to the Borrower);
(c) there are no agreements or understandings among the parties, written or oral (other than the Operative Documents), and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Operative Documents; and
(d) that the status of the Operative Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities, provided that we make no such assumption to the extent we have opined as to such matters with respect to the Borrower herein.
In preparing this letter, we have relied without any independent verification upon: (i) information contained in certificates obtained from governmental authorities; (ii) factual information represented to be true in the Operative Documents; (iii) factual information provided to us in a support certificate signed by the Borrower; and (iv) factual information we have obtained from such other sources as we have deemed reasonable; and we have examined the originals or copies certified to our satisfaction, of such Organizational Documents and other corporate records of the Borrower as we deem necessary for or relevant to our opinions. We have assumed without investigation that the information upon which we have relied is accurate and does not omit disclosures necessary to prevent such information from being misleading.
The terms “knowledge,” “actual knowledge” and “aware” whenever used in this letter with respect to our firm mean conscious awareness at the time this letter is delivered on the date it bears by the lawyers with Kirkland & Ellis LLP at that time who spent substantial time representing the Borrower in connection with the Operative Documents (herein called our “Designated Transaction Lawyers”).
Each opinion (an “enforceability opinion”) in this letter that any particular contract is a valid and binding obligation, is enforceable in accordance with its terms is subject to: (i)

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applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and judicially developed doctrines in this area such as substantive consolidation and equitable subordination; (ii) the effect of general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity); (iii) an implied covenant of good faith and fair dealing; and (iv) other commonly recognized statutory and judicial constraints on enforceability including statutes of limitations. “General principles of equity” include but are not limited to: principles limiting the availability of specific performance and injunctive relief; principles which limit the availability of a remedy under certain circumstances where another remedy has been elected; principles requiring reasonableness, good faith and fair dealing in the performance and enforcement of an agreement by the party seeking enforcement; principles which may permit a party to cure a material failure to perform its obligations; and principles affording equitable defenses such as waiver, laches and estoppel.
Each enforceability opinion is also subject to the qualification that certain provisions of the Operative Documents may not be enforceable in whole or in part, although the inclusion of such provisions does not render the Operative Documents invalid, and the Operative Documents and the laws of the State of New York contain adequate remedial provisions for the practical realization of the rights and benefits afforded thereby.
Each enforceability opinion is further subject to the effect of rules of law that may render guaranties or other similar instruments or agreements unenforceable under circumstances where your actions, failures to act or waivers, amendments or replacement of the Operative Documents (i) so radically change the essential nature of the terms and conditions of the guaranteed obligations and the related transactions that, in effect, a new relationship has arisen between you and the Borrower which is substantially and materially different from that presently contemplated by the Operative Documents, (ii) release the primary obligor, or (iii) impair the guarantor’s recourse against the primary obligor.
We also express no opinion regarding the enforceability of any so-called “fraudulent conveyance or fraudulent transfer savings clauses” and any similar provisions in any Operative Document, to the extent such provisions purport to limit the amount of the obligations of any party or the right to contribution of any other party with respect to such obligations.
We render no opinion with regard to usury or other laws limiting or regulating the maximum amount of interest that may be charged, collected, received or contracted for other than the internal laws of the State of New York, and without limiting the foregoing, we expressly disclaim any opinion as to the usury or other such laws of any other jurisdiction (including laws of other states made applicable through principles of Federal preemption or otherwise) which may be applicable to the transactions contemplated by the Operative Documents.
Nothing contained in this letter covers or otherwise addresses any of the following types of provisions which may be contained in the Operative Documents:
(i) provisions mandating contribution towards judgments or settlements among various parties;

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(ii) waivers of benefits and rights to the extent they cannot be waived under applicable law;
(iii) provisions providing for penalties, liquidated damages, acceleration of future amounts due (other than principal) without appropriate discount to present value, late charges, prepayment charges, or increased interest rates upon default;
(iv) provisions which might require indemnification or contribution in violation of general principles of equity or public policy, including, without limitation, indemnification or contribution obligations which arise out of the failure to comply with applicable state or federal securities laws;
(v) agreements to submit to the jurisdiction of any particular court or other governmental authority (either as to personal or subject matter jurisdiction), except to the extent such submission to the courts of the State of New York is made in compliance with the statutory laws of the State of New York; provisions restricting access to courts; waiver of service of process requirements which would otherwise be applicable; waiver of the right to a jury trial and provisions otherwise purporting to affect the jurisdiction and venue of courts;
(vi) choice-of-law provisions, except to the extent such choice of law of New York law as the governing law is made in compliance with the statutory laws of the State of New York;
(vii) intentionally omitted;
(viii) provisions that authorize you to set off and apply any deposits at any time held, and any other indebtedness at any time owing, by you to or for the account of the Borrower, or
(ix) requirements in the Operative Documents specifying that provisions thereof may only be waived in writing.
Except as expressly otherwise set forth in this letter, our advice on every legal issue addressed in this letter is based exclusively on the internal laws of the State of New York or the Federal law of the United States which, in each case, in our experience is generally applicable both to general business organizations which are not engaged in regulated business activities and to transactions of the type contemplated in the Operative Documents between the Borrower, on the one hand, and you, on the other hand (but without our having made any special investigation as to any other laws), except that we express no opinion or advice as to any law or legal issue (a) which might be violated by any misrepresentation or omission or a fraudulent act, or (b) to which the Borrower may be subject as a result of your legal or regulatory status, your sale or transfer of the Loans or interests therein or your involvement in the transactions contemplated by the Operative Documents or the Credit Agreement.
For purposes of paragraphs 1 through 4 and 6(i) our opinions are based on the DGCL (without regard to judicial interpretation thereof or rules or regulations promulgated thereunder), as published by Aspen Publishers, Inc., as supplemented through March 1, 2016, with respect to the DGCL. We note however that we are not admitted to practice law in the State of Delaware,

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and without limiting the forgoing we expressly disclaim any opinions regarding Delaware contract law or general Delaware law that may be incorporated expressly or by operation of law into the DGCL or into any Organizational Document entered into pursuant thereto.
None of the opinions or other advice contained in this letter considers or covers: (i) any federal or state securities (or “blue sky”) laws or regulations (other than our opinion in paragraph 8 regarding the Investment Company Act) or Federal Reserve Board margin regulations (other than our opinion in paragraph 9) or (ii) federal or state antitrust and unfair competition laws and regulations, pension and employee benefit laws and regulations, compliance with fiduciary duty requirements, federal and state environmental, land use and subdivision, tax, racketeering (e.g., RICO), health and safety (e.g., OSHA), and labor laws and regulations, federal and state laws, regulations and policies concerning national and local emergency, possible judicial deference to acts of sovereign states and criminal and civil forfeiture laws, and other federal and state statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes).
We also express no opinion regarding any laws relating to terrorism or money laundering, including Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) (the “Terrorism Executive Order”) or any related enabling legislation or any other similar executive order (collectively with the Terrorism Executive Order, the “Executive Orders”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56, the “Patriot Act”), any sanctions and regulations promulgated under authority granted by the Trading with the Enemy Act, 50 U.S.C. App. 1-44, as amended from time to time, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, as amended from time to time, the Iraqi Sanctions Act, Publ. L. No. 101-513; United Nations Participation Act, 22 U.S.C. § 287c, as amended from time to time, the International Security and Development Cooperation Act, 22 U.S.C. § 2349 aa-9, as amended from time to time, The Cuban Democracy Act, 22 U.S.C. §§ 6001-10, as amended from time to time, The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 2339b, as amended from time to time, and The Foreign Narcotics Kingpin Designation Act, Publ. L. No. 106-120, as amended from time to time.
We express no opinion as to what law might be applied by any courts other than the courts of the State of New York to resolve any issue addressed in this letter. We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to the whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern.
This opinion letter speaks as of the time of its delivery on the date it bears. We do not assume any obligation to provide you with any subsequent opinion or advice by reason of any fact about which our Designated Transaction Lawyers did not have actual knowledge at that time, by reason of any change subsequent to that time in any law covered by any of our opinions, or for any other reason.
You may rely upon this letter only for the purpose served by the provision in the Credit Agreement cited in the second paragraph of this opinion letter in response to which it has been

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delivered. Without our written consent: (i) no person other than you may rely on this opinion letter for any purpose; (ii) this opinion letter may not be cited or quoted in any financial statement, prospectus, private placement memorandum or other similar document; (iii) this opinion letter may not be cited or quoted in any other document or communication which might encourage reliance upon this opinion letter by any person or for any purpose excluded by the restrictions in this paragraph; and (iv) copies of this opinion letter may not be furnished to anyone for purposes of encouraging such reliance. Notwithstanding the foregoing, financial institutions which subsequently become Lenders in accordance with the terms of Section 10.3 of the Credit Agreement may rely on this opinion letter as of the time of its delivery on the date hereof as if this letter were addressed to them.

Sincerely,

KIRKLAND & ELLIS LLP

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EXHIBIT B

FORM OF
ASSIGNMENT AND ACCEPTANCE

Reference is made to the Credit Agreement dated as of March 24, 2016 (as the same may be amended, supplemented or otherwise modified, renewed or replaced from time to time, the “Credit Agreement”), among WYNDHAM WORLDWIDE CORPORATION (the “Borrower”), the Lenders referred to therein, the Syndication Agents named therein, and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
The Assignor identified on Schedule l hereto (the “Assignor”) and the Assignee identified on Schedule l hereto (the “Assignee”) agree as follows:
1.The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement with respect to the Loan(s) at the time owing to it as are set forth on Schedule 1 hereto in the amount(s) as are set forth on Schedule 1 hereto, provided, however, it is expressly understood and agreed that (i) the Assignor is not assigning to the Assignee and the Assignor shall retain (A) all of the Assignor’s rights under Section 2.17 of the Credit Agreement with respect to any cost, reduction or payment incurred or made prior to the Effective Date, including without limitation the rights to indemnification and to reimbursement for taxes, costs and expenses and (B) any and all amounts paid to the Assignor prior to the Effective Date and (ii) both Assignor and Assignee shall be entitled to the benefits of Sections 10.4 and 10.5 of the Credit Agreement.
2.    The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Fundamental Documents or any other instrument or document furnished pursuant thereto, other than that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim and (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or any other Fundamental Document or any other instrument or document furnished pursuant hereto or thereto.
3.    The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 5.1(a)

2

and 5.1(b) thereof (or if none of such financial statements shall have then been delivered, then copies of the financial statements referred to in Section 3.4 thereof) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Assignor, the Administrative Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Fundamental Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; and (f) if the Assignee is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee.
4.    Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to Section 10.3 of the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of acceptance and recording by the Administrative Agent) of the executed Assignment and Acceptance.
5.    Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to the Effective Date or accrue subsequent to the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.
6.    From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Fundamental Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.
7.    This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.
8.    This Assignment and Acceptance may be executed in counterparts, each of which shall be deemed to constitute an original, but all of which when taken together shall constitute one and the same instrument.

3

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

Schedule 1
to Assignment and Acceptance with respect to
the Credit Agreement dated as of March 24, 2016, among
WYNDHAM WORLDWIDE CORPORATION (the “Borrower”),
the Lenders referred to therein, the Syndication Agents
named therein, and JPMorgan Chase Bank, N.A., as Administrative Agent

Legal Name of Assignor: ______________________
Legal Name of Assignee: ______________________

Effective Date of Assignment: ________________________
The outstanding balance of Loans owed to Assignor (unreduced by any assignments thereof which have not yet become effective):	$________

The Loans being assigned hereby:
(i) Principal Amount:	$________
(ii) Interest Rate Type:	________
(iii) Interest Period and last day thereof:	________
(iv) Amount of such Loan being assigned (must be $5,000,000 or more)	$________

[Consented to and][1] Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent	_________________________, as Assignor

By: _____________________________	By: ________________________________
Name:	Name:
Title:	Title:

_________________________, as Assignee

By: ________________________________
Name:
Title:

[Consented to: [2]
WYNDHAM WORLDWIDE CORPORATION, as Borrower

By: _____________________________
Name:
Title:]

1 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
2 The consent of the Borrower shall not be required so long as an Event of Default has occurred and is continuing (or, at any time, if Assignee is a Lender or an Affiliate of a Lender).

EXHIBIT C
FORM OF
COMPLIANCE CERTIFICATE
This Compliance Certificate is delivered pursuant to Section 5.1(c) of the Credit Agreement dated as of March 24, 2016 (as the same may be amended, supplemented or otherwise modified, renewed or replaced from time to time, the “Credit Agreement”), among WYNDHAM WORLDWIDE CORPORATION (the “Borrower”), the Lenders referred to therein, the Syndication Agents named therein, and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
1.I am the duly elected, qualified and acting [chief executive officer, president, chief accounting officer, chief financial officer, treasurer or assistant treasurer] of the Borrower and as such am a Responsible Officer of the Borrower.
2.    I have reviewed and am familiar with the contents of this Compliance Certificate.
3.    I have reviewed the terms of the Credit Agreement and the Fundamental Documents and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”). Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Compliance Certificate, of any condition or event which constitutes a Default or Event of Default[, except as set forth below].
4.    Attached hereto as Attachment 2 are the computations showing compliance with the covenants set forth in Section 6.5 and 6.6 of the Credit Agreement.
The foregoing certifications, together with the computations and comparisons set forth in the attachment hereto and the financial statements attached to this Compliance Certificate in support hereof, are made and delivered this ___ day of _____________, ______ pursuant to Section 5.1(c) of the Credit Agreement.
IN WITNESS WHEREOF, I have executed this Compliance Certificate this _____ day of ____, 20___.

WYNDHAM WORLDWIDE CORPORATION

Name:
Title:

Attachment 1
to Compliance Certificate

[Attach Financial Statements]

Attachment 2
to Compliance Certificate

The information described herein is as of ______, ____, and pertains to the period from _________, ____ to ________________ __, ____.
[Set forth Covenant Calculations]

EXHIBIT D
FORM OF
BORROWING REQUEST
Date: ___________ ___, 20__

To:	JPMorgan Chase Bank, N.A.,

as Administrative Agent
500 Stanton Road, Ops 2
Third Floor
Newark, DE 19713
Facsimile No: 302-634-3301
Ladies and Gentlemen:
The undersigned, Wyndham Worldwide Corporation (the “Borrower”), refers to the Credit Agreement dated as of March 24, 2016 (as the same may be amended, supplemented or otherwise modified, renewed or replaced from time to time, the “Credit Agreement”), among Wyndham Worldwide Corporation, the Lenders referred to therein, the Syndication Agents named therein, and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Borrower hereby gives you notice pursuant to Section 2.3 of the Credit Agreement that it requests a Borrowing under the Credit Agreement and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A) Date of the Borrowing (which is a Business Day)	_____________________

(B) Principal Amount of the Borrowing	$ ___________________

(C) Interest Rate Type of the Borrowing[1]	_____________________

(D) Interest Period(s) with respect to the LIBOR Loan(s) and the last day of such Interest Period(s)[2]	_____________________

1 LIBOR Borrowing or ABR Borrowing.
2 Shall be subject to the definition of “Interest Period” and shall not end later than the Maturity Date. [Complete only in the case where LIBOR Loan(s) are being requested.]

2

Upon acceptance of the Loans to be made by the Lenders in response to this request, the Borrower shall be deemed to have represented and warranted that the conditions to each Loan specified in Sections 4.2(b) and 4.2(c) of the Credit Agreement have been satisfied.

Very truly yours,

WYNDHAM WORLDWIDE CORPORATION

By: ________________________________________
Name:
Title:

EXHIBIT E

FORM OF
NEW LENDER SUPPLEMENT

Dated:    ______________ __, 20__

Reference is made to the Credit Agreement dated as of March 24, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Wyndham Worldwide Corporation (the “Borrower”), the Lenders referred to therein, the Syndication Agents named therein, and JPMorgan Chase Bank, N.A., as Administrative Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
The New Lender identified on Schedule l hereto (the “New Lender”), the Administrative Agent and the Borrower agree as follows:
1.The New Lender hereby irrevocably agrees to make an Incremental Term Loan to the Borrower in the amount set forth on Schedule 1 hereto (its “Incremental Loan”) pursuant to Section 2.16 of the Credit Agreement. From and after the Effective Date (as defined below), the New Lender will be a Lender under the Credit Agreement with respect to the Incremental Loan.
2.    The Administrative Agent (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement; and (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Subsidiaries or any other obligor or the performance or observance by the Borrower, any of its Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto.
3.    The New Lender (a) represents and warrants that it is legally authorized to enter into this New Lender Supplement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.1 of the Credit Agreement (or, if no such financial statements have been delivered, copies of the financial statements delivered pursuant to Section 3.4 thereof) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this New Lender Supplement; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit

2

Agreement or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.
4.    The effective date of this New Lender Supplement shall be the Increase Effective Date described in Schedule 1 hereto (the “Effective Date”). Following the execution of this New Lender Supplement by each of the New Lender and the Borrower, it will be delivered to the Administrative Agent for acceptance and recording by it pursuant to the Credit Agreement, effective as of the Effective Date.
5.    Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Incremental Loan (including payments of principal, interest, fees and other amounts) to the New Lender for amounts which have accrued on and subsequent to the Effective Date.
6.    From and after the Effective Date, the New Lender shall be a party to the Credit Agreement and, to the extent provided in this New Lender Supplement, have the rights and obligations of a Lender thereunder and shall be bound by the provisions thereof.
7.    This New Lender Supplement shall be governed by and construed in accordance with the laws of the State of New York.
IN WITNESS WHEREOF, the parties hereto have caused this New Lender Supplement to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

Schedule 1
to New Lender Supplement
Name of New Lender:
Increase Effective Date1:
Principal Amount of Incremental Loan: $
Applicable Percentage of New Lender:

[NAME OF NEW LENDER]	WYNDHAM WORLDWIDE CORPORATION
By:______________________________	By:______________________________
Name:	Name:
Title:	Title:

Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:______________________________
Name:
Title:

1 Date to be provided by the Administrative Agent upon its execution.

EXHIBIT F

FORM OF
LOAN INCREASE SUPPLEMENT

Dated:    ______________ __, 20__

Reference is made to the Credit Agreement dated as of March 24, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Wyndham Worldwide Corporation (the “Borrower”), the Lenders referred to therein, the Syndication Agents named therein, and JPMorgan Chase Bank, N.A., as Administrative Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
The Lender identified on Schedule l hereto (the “Increasing Lender”), the Administrative Agent and the Borrower agree as follows:
1.The Increasing Lender hereby irrevocably agrees to make an Incremental Term Loan to the Borrower in the amount set forth on Schedule 1 hereto (the “Incremental Loan”) pursuant to Section 2.16 of the Credit Agreement. From and after the Effective Date (as defined below), the Increasing Lender will be a Lender under the Credit Agreement with respect to the Incremental Loan as well as its existing Term Loan.
2.    The Administrative Agent (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement; and (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Subsidiaries or any other obligor or the performance or observance by the Borrower, any of its Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto.
3.    The Increasing Lender (a) represents and warrants that it is legally authorized to enter into this Loan Increase Supplement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.1 of the Credit Agreement (or, if no such financial statements have been delivered, copies of the financial statements delivered pursuant to Section 3.4 thereof) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Loan Increase Supplement; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall

2

deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.
4.    The effective date of this Loan Increase Supplement shall be the Increase Effective Date described in Schedule 1 hereto (the “Effective Date”). Following the execution of this Loan Increase Supplement by each of the Increasing Lender and the Borrower, it will be delivered to the Administrative Agent for acceptance and recording by it pursuant to the Credit Agreement, effective as of the Effective Date.
5.    Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Incremental Loan (including payments of principal, interest, fees and other amounts) to the Increasing Lender for amounts which have accrued on and subsequent to the Effective Date.
6.    From and after the Effective Date, the Increasing Lender shall be a party to the Credit Agreement and, to the extent provided in this Loan Increase Supplement, have the rights and obligations of a Lender thereunder and shall be bound by the provisions thereof.
7.    This Loan Increase Supplement shall be governed by and construed in accordance with the laws of the State of New York.
IN WITNESS WHEREOF, the parties hereto have caused this Loan Increase Supplement to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

Schedule 1
to Loan Increase Supplement
Name of Increasing Lender:
Increase Effective Date:

Principal Amount of Incremental Loan:	Total Amount of Loans of Increasing Lender (including Incremental Loan):

$ ___________________________	$ ___________________________

[NAME OF INCREASING LENDER]	WYNDHAM WORLDWIDE CORPORATION

By:______________________________	By:______________________________
Name:	Name:
Title:	Title:

Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:______________________________
Name:
Title:

1 Date to be provided by the Administrative Agent upon its execution

EXHIBIT G

FORM OF
SOLVENCY CERTIFICATE

I, the undersigned, [chief executive officer, president, chief accounting officer, chief financial officer, treasurer or assistant treasurer] of WYNDHAM WORLDWIDE CORPORATION, a Delaware corporation (the “Borrower”), DO HEREBY CERTIFY in my capacity as a Responsible Officer of the Borrower, and not in my individual capacity, on behalf of the Borrower that:

1.    This certificate is furnished pursuant to Section 4.1(m) of the Credit Agreement, dated as of March 24, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders referred to therein, the Syndication Agents named therein, and JPMorgan Chase Bank, N.A., as Administrative Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
2.    On the Closing Date, immediately after giving effect to the extensions of credit, if any, to occur on the Closing Date, (i) the sum of the debt (including contingent liabilities) of the Borrower and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value of the present assets of the Borrower and its Subsidiaries, taken as a whole; (ii) the capital of the Borrower and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower or its Subsidiaries, taken as a whole, contemplated as of the date hereof; and (iii) the Borrower and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

[Signature Page Follows]

IN WITNESS WHEREOF, I have hereunto set my hand this ____ day of [_____], 2016.

WYNDHAM WORLDWIDE CORPORATION

By: ________________________________________
Name:
Title:

EXHIBIT H-1

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of March 24, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Wyndham Worldwide Corporation (the “Borrower”), the Lenders referred to therein, the Syndication Agents named therein, and JPMorgan Chase Bank, N.A., as Administrative Agent.
Pursuant to the provisions of Section 2.23(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on a duly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By: _______________________
Name: ______________________
Title: _______________________
Date: ____________ __, 20___

EXHIBIT H-2

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of March 24, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Wyndham Worldwide Corporation (the “Borrower”), the Lenders referred to therein, the Syndication Agents named therein, and JPMorgan Chase Bank, N.A., as Administrative Agent.
Pursuant to the provisions of Section 2.23(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on a duly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By: _______________________
Name: ______________________
Title: _______________________
Date: ____________ __, 20___

EXHIBIT H-3

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of March 24, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Wyndham Worldwide Corporation (the “Borrower”), the Lenders referred to therein, the Syndication Agents named therein, and JPMorgan Chase Bank, N.A., as Administrative Agent.
Pursuant to the provisions of Section 2.23(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) it is not and none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) a duly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) a duly executed IRS Form W-8IMY accompanied by a duly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By: _______________________
Name: ______________________
Title: _______________________
Date: ____________ __, 20___

EXHIBIT H-4
FORM OF
U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of March 24, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Wyndham Worldwide Corporation (the “Borrower”), the Lenders referred to therein, the Co-Documentation Agents and the Syndication Agents named therein, and JPMorgan Chase Bank, N.A., as Administrative Agent.
Pursuant to the provisions of Section 2.23(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Fundamental Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) it is not and none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) a duly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) a duly executed IRS Form W-8IMY accompanied by a duly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By: _______________________
Name: ______________________
Title: _______________________
Date: ____________ __, 20___

EXHIBIT I
FORM OF
INTEREST ELECTION REQUEST
Date: ___________ ___, 20__

To:	JPMorgan Chase Bank, N.A.,

as Administrative Agent
500 Stanton Road, Ops 2
Third Floor
Newark, DE 19713
Facsimile No: 302-634-3301

Ladies and Gentlemen:
The undersigned, Wyndham Worldwide Corporation (the “Borrower”), refers to the Credit Agreement dated as of March 24, 2016 (as the same may be amended, supplemented or otherwise modified, renewed or replaced from time to time, the “Credit Agreement”), among Wyndham Worldwide Corporation, the Lenders referred to therein, the Syndication Agents named therein, and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Borrower hereby gives you notice pursuant to Section 2.8 of the Credit Agreement that it requests the following conversion and/or continuation of certain Loans as specified below:

(1)	The effective date of the conversion and/or continuation (which is a Business Day) is __________________.

(2)	convert $____________ of Base Rate Loans into LIBOR Loans with an Interest Period duration of ________ month(s) and the last day of such Interest Period is ________________.

(3)	convert $____________ of LIBOR Loans into Base Rate Loans.

(4)	continue $____________ of LIBOR Loans with an Interest Period duration of ________ month(s) and the last day of such Interest Period is ________________.
[Signature Page Follows]

1	Shall be subject to the definition of “Interest Period” and shall not end later than the Maturity Date.
2    Shall be subject to the definition of “Interest Period” and shall not end later than the Maturity Date.

WYNDHAM WORLDWIDE CORPORATION

By: ________________________________________
Name:
Title: